SCHEDULE 14A
RULE 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

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2008
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

2008
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

March 19, 2008

Dear Stockholder:

You are cordially invited to attend Starwood’s Annual Meeting of Stockholders, which is being held on Wednesday, April 30, 2008, at 10:00 a.m. (local time), at the Westin Boston Waterfront Hotel, 425 Summer Street, Boston, MA 02210.

At this year’s Annual Meeting, you will be asked to (i) elect nine Directors and (ii) ratify the appointment of Ernst & Young LLP as Starwood’s independent registered public accounting firm for 2008.

We are pleased to be among the first companies to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

As owners of Starwood, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. Instructions on how to vote are contained herein.

We appreciate your continued support and interest in Starwood.

Very truly yours,

Frits Van Paasschen Chief Executive Officer	Bruce Duncan Chairman of the Board

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
OF
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
A Maryland Corporation

DATE:	April 30, 2008
TIME:	10:00 a.m., local time
PLACE:	Westin Boston Waterfront Hotel 425 Summer Street Boston, MA 02210
ITEMS OF BUSINESS:	1. To elect nine Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as Starwood Hotels & Resorts Worldwide, Inc.’s (the “Company”) independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting or any postponement or adjournment therof.
RECORD DATE:	Holders of record of the Company’s stock at the close of business on March 3, 2008 are entitled to vote at the meeting.
ANNUAL REPORT:	The Company’s 2007 Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is enclosed. The Annual Report may also be obtained from the Company’s website at www.starwoodhotels.com/corporate/
investor_relations.html. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at the Company’s headquarters.
PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You can authorize a proxy to vote your shares by completing and returning the proxy card sent to you. Most stockholders can authorize a proxy over the Internet or by telephone. If Internet or telephone authorization is available to you, instructions are printed on your proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. Your promptness will assist us in avoiding additional solicitation costs.

Kenneth S. Siegel
Corporate Secretary

March 19, 2008
White Plains, New York

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions about the Annual Meeting, you should contact:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attention: Investor Relations
Phone Number: 1-914-640-8100

If you would like additional copies of this Proxy Statement or the Annual Report, or if you have questions about the Annual Meeting or need assistance in voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Phone Number: 1-800-859-8511 (toll free)

ii

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
1111 WESTCHESTER AVENUE
WHITE PLAINS, NY 10604

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD April 30, 2008

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company” or “Starwood”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Company’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Company is first making these materials available (and mailing the Notice of Annual Meeting, this proxy statement and accompanying form of proxy to those stockholders who have requested) on or about March 19, 2008.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on April 30, 2008 at 10:00 a.m. (local time), at Westin Boston Waterfront Hotel, 425 Summer Street, Boston, MA 02210. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (914) 640-8100.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1.	The election of nine Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2008.

3	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of the Company at the close of business on March 3, 2008 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (“Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

•	Held directly in your name as the stockholder of record,

•	Held for you in an account with a broker, bank or other nominee, and

•	Credited to your account in the Company’s Savings and Retirement Plan (the “Savings Plan”).

On the Record Date there were 187,029,468 Shares outstanding and entitled to vote at the Annual Meeting and there were 17,922 record holders of Shares. The Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?

Only stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Registration and seating will begin at 9:00 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Shares in “street name” (through a broker or other nominee), you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the meeting if you:

•	are present in person at the Annual Meeting, or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, or if for any other reason the presiding officer believes that the Annual Meeting should be adjourned, the Annual Meeting may be adjourned by the presiding officer. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment all Shares for which such persons have voting authority.

What are broker non-votes?

If you have Shares that are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (i.e., election of Directors and the ratification of an independent registered public accounting firm). For non-routine matters, however, the broker may NOT vote using its discretion. This is referred to as a broker non-vote.

How are abstentions, withheld votes and broker non-votes counted?

Shares not voted due to withheld votes, abstentions or broker non-votes with respect to the election of a Director or the ratification of the appointment of the independent registered public accounting firm will not have any effect on the outcome of such matters. See “What happens if a director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as Directors. Stockholders cannot cumulate votes in the election of Directors.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm requires “FOR” votes from a majority of the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. If a majority of the votes cast at the Annual Meeting vote “AGAINST” ratification of the appointment of Ernst & Young, the Board and the Audit Committee will reconsider its appointment.

What happens if a director nominee does not receive a majority of the votes cast?

Under our Bylaws, a director nominee, running uncontested, who receives more “Withheld” than “For” votes is required to tender his or her irrevocable resignation for consideration by the Board. The Governance and Nominating Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. The Director who tenders his or her resignation will not participate in the Board’s decision with respect to that resignation.

How do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

Each Share represented by a properly completed written proxy or properly authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for Director, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2008 and in the discretion of the proxy holder on any other business as may properly come before the meeting.

If you participate in the Savings Plan and have contributions invested in Shares, the proxy card will serve as a voting instruction for the trustee of the Savings Plan. You must return your proxy card to the transfer agent on or prior to April 25, 2008. If your proxy card is not received by the transfer agent by that date or if you sign and return your proxy card without instructions marked in the boxes, the trustee will vote your Shares in the same proportion as other Shares held in the Savings Plan for which the trustee received timely instructions unless contrary to ERISA (Employee Retirement Income Security Act).

How can I revoke a previously submitted proxy?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card from the Company, it means your Shares are not all registered in the same way (for example, some are in your name and others are jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Shares held by you are voted.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the Director nominees and FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2008.

CORPORATE GOVERNANCE

In addition to our charter and Bylaws, we have adopted Corporate Governance Guidelines, which are posted on our web site at www.starwoodhotels.com/corporate/investor_relations.html, to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance and cover topics including, but not limited to, Board and committee composition, Director share ownership guidelines, and Board evaluations. The Governance and Nominating Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The charters for the Company’s Audit Committee, Capital Committee, Compensation and Option Committee and Governance and Nominating Committee are posted on its website at www.starwoodhotels.com/corporate/investor_relations.html.

The Company has adopted a Finance Code of Ethics applicable to its Chief Executive Officer, Chief Financial Officer, Corporate Controller, Corporate Treasurer, Senior Vice President-Taxes and persons performing similar functions. The Finance Code of Ethics is posted on the Company’s web site at www.starwoodhotels.com/corporate/investor_relations.html. The Company intends to post amendments to, and waivers from, the Finance Code of Ethics that require disclosure under applicable Securities and Exchange Commission (the “SEC”) rules on its web site. In addition, the Company has a Code of Conduct applicable to all employees and directors that addresses the legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s web site at www.starwoodhotels.com/corporate/investor_relations.html.

You may obtain a free copy of any of these posted documents by sending a letter to the Company’s Investor Relations Department, 1111 Westchester Avenue, White Plains, New York 10604. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

The Company has a Disclosure Committee, comprised of certain senior executives, to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports filed with the SEC, earnings releases and other written information that the Company will disclose to the investment community (the “Disclosure Documents”). The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis and maintains written records of the disclosure controls and procedures followed in connection with the preparation of Disclosure Documents. The Company will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations.

In accordance with New York Stock Exchange (the “NYSE”) rules, the Board makes an annual determination as to the independence of the Directors and nominees for election as a director. No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. The Board observes all criteria for independence established by the NYSE listing standards and other governing laws and regulations. In its annual review of Director independence, the Board considers any commercial, banking, consulting, legal, accounting, charitable or other business relationships each Director may have with the Company. In addition, the Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE in effect from time to time. As a result of its annual review, the Board has determined that all of the Directors, with the exception of Mr. Van Paasschen, are independent directors. Mr. Van Paasschen is not independent because he is serving as the Chief Executive Officer of the Company.

In making this determination, the Board took into account that other than Messrs. Duncan, Hippeau, Ryder, Quazzo and Youngblood and Ambassador Barshefsky, none of the non-employee directors has any relationship with the Company except as a Director and stockholder of the Company. With respect to Mr. Duncan, the Board considered the fact that Mr. Duncan served as Chief Executive Officer on an interim basis from April 1, 2007 to September 24, 2007 and received a salary and other benefits for his services. Prior to serving as Chief Executive Officer on an interim basis, the Board determined that Mr. Duncan was an independent director. Yahoo! Inc., Amazon.com, Inc., Gap, Inc. and American Express Company, where Messrs. Hippeau, Mr. Ryder and Youngblood and Ambassador Barshefky are directors, respectively, are the only companies to transact business with the Company over the past three years in which any of the Company’s independent directors served as a director, executive officer or is a partner, principal or greater than 10% stockholder. In the case of each of Yahoo! Inc., Amazon.com, Inc. and Gap, Inc., the combined annual payments from the Company to each such entity and from each such entity to the Company has been less than .01% of the Company’s and/or each such other entity’s annual consolidated revenues for each of the past three years. In the case of American Express Company, with which the Company co-brands the American Express Starwood Preferred Guest credit card, the combined annual payments from the Company to American Express Company and from American Express Company to the Company has been less than .01% of American Express Company’s annual consolidated revenues for each of the past three years and payments from American Express were slightly more than 2% of the Company’s annual consolidated revenues for 2006 and less than 2% for 2007 and 2005. Ambassador Barshefsky serves solely as a director of American Express and derives no personal benefit from these payments. These relationships are consistent with the NYSE independence standards. In addition, in the case of Mr. Quazzo, the Board considered that in January 2008 a fund managed by Transwestern Investment Company, LLC purchased the office building in Phoenix where the Company maintains an office. The Company’s lease for the office space was negotiated and entered into prior to the acquisition with unaffiliated third parties at arms-length and was not amended in connection with the acquisition of the building by the fund. Mr. Quazzo has informed the Company that he did not derive any direct personal benefit from the office space lease, although his compensation does depend, in part, on Transwestern’s Investment Company, LLC’s results of operations.

Mr. Duncan, who was an independent director prior to his interim appointment as Chef Executive Officer, has served as non-executive Chairman of the Board since May 2005 until March 31, 2007 when he was appointed Chief Executive Officer on an interim basis, and from September 24, 2007 to the present. As a result, prior to March 31, 2007 and following September 24, 2007, the Board did not have a “lead” Director but Mr. Duncan, as Chairman, ran meetings of the Board. During Mr. Duncan’s appointment as Chief Executive Officer on an interim basis, the Chairman of the Governance and Nominating Committee served as the lead director at the executive meetings of the Board. Mr. Quazzo, an independent director, served as the Chairman of the Governance and Nominating Committee in 2007.

The Company has adopted a policy which requires the Audit Committee to approve the hiring of any current or former employee (within the last 5 years) of the Company’s independent registered public accounting firm into any position (i) as a manager or higher, (ii) in its accounting or tax departments, (iii) where the hire would have direct involvement in providing information for use in its financial reporting systems, or (iv) where the hire would be in a policy setting position. When undertaking its review, the Audit Committee considers applicable laws, regulations and related commentary regarding the definition of “independence” for independent registered public accounting firms.

The Board has a policy under which Directors who are not employees of the Company or any of its subsidiaries may not stand for re-election after reaching the age of 72. In addition, under this policy, Directors who are employees of the Company must retire from the Board upon their retirement from the Company. Pursuant to the Corporate Governance Guidelines, the Board also has a policy that directors who change their principal occupation (including through retirement) should voluntarily tender their resignation to the Board.

The Company expects all Directors to attend the Annual Meeting and believes that attendance at the Annual Meeting is as important as attendance at meetings of the Board of Directors and its committees. In fact, the Company typically schedules Board of Directors’ and committee meetings to coincide with the dates of its Annual Meetings. However, from time to time, other commitments prevent all Directors from attending each meeting. All Directors attended the most recent annual meeting of stockholders, which was held on May 24, 2007.

The Company has adopted a policy which permits stockholders and other interested parties to contact the Board of Directors. If you are a stockholder or interested party and would like to contact the Board of Directors you may send a letter to the Board of Directors, c/o the Corporate Secretary, 1111 Westchester Avenue, White Plains, New York 10604 or online at www.hotethics.com. You should specify in the communication that you are a stockholder or an interested party. If the correspondence contains complaints about Starwood’s accounting, internal or auditing matters or directed to the non-management directors, the Corporate Secretary will forward that correspondence to a member of the Audit Committee. If the correspondence concerns other matters, the Corporate Secretary will forward the correspondence to the Director to whom it is addressed or otherwise as would be appropriate under the circumstances, attempt to handle the inquiry directly (for example where it is a request for information or a stock-related matter), or not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. At each regularly scheduled Board meeting, the Corporate Secretary or his/her designee will present a summary of all such communications received since the last meeting that were not forwarded and shall make those communications available to the Directors upon request. This policy is also posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

The Company indemnifies its Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under the Company’s Charter, and the Company has also signed agreements with each of those individuals contractually obligating it to provide this indemnification to them.

ELECTION OF DIRECTORS

Under the Charter, each of the Company’s Directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders and stockholders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the meeting. Each nominee has agreed to serve on the Board if elected. Mr. Jean-Marc Chapus will serve until the expiration of his current term but will not stand for reelection in 2008. Mr. Chapus has served on the Company’s Board (or affiliates of the Company) since August 1995. The Company acknowledges and expresses its thanks to Mr. Chapus for the many years of devoted service he provided to the Company. Set forth below is information as of March 1, 2008 regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.

Directors Nominated at the Annual Meeting will be Elected to Serve Until the 2009 Annual Meeting of Stockholders and Until his or her Successor is Duly Elected and Qualified

Frits Van Paasschen, 46, has been Chief Executive Officer of the Company since September 2007. From March 2005 until September 2007, he served as President and CEO of Molson Coors Brewing Company’s largest division, Coors Brewing Company. Prior to joining Coors, from April 2004 until March 2005, Mr. Van Paasschen worked independently through FPaasschen Consulting and Mercator Investments, evaluating, proposing, and negotiating private equity transactions. Prior thereto, Mr. Van Paasschen spent seven years at Nike, Inc, most recently as Corporate Vice President/General Manager, Europe, Middle East and Africa from 2000 to 2004. Mr. Van Paasschen was appointed to the Board of the Company in September 2007 in connection with his employment as Chief Executive Officer.

Bruce W. Duncan, 56, has been a private investor since January 2006 and has served as Chairman of the Board since September 2007. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of the Company on an interim basis and prior thereto was Chairman of the Board since May 2005. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), the largest publicly traded apartment company in the United States. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee, of EQR. From April 2000 until March 2002, he was a private investor. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company. Mr. Duncan has served as a Director of the Company since April 1999, and was a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of the Company (the “Trust”) since August 1995.

Adam Aron, 53, has been Chairman and Chief Executive Officer of World Leisure Partners, Inc., a leisure related consultancy, since 2006. From 1996 through 2006, Mr. Aron served as Chairman and Chief Executive Officer of Vail Resorts, Inc. (an owner and operator of ski resorts and hotels). Mr. Aron is also a director of FTD Group, Inc., Rewards Network, Inc. and Marathon Acquisition Corp. Mr. Aron has been a director of the Company since August 2006.

Charlene Barshefsky, 57, has been Senior International Partner at the law firm of WilmerHale, Washington, D.C. since September 2001. From March 1997 to January 2001, Ambassador Barshefsky was the United States Trade Representative, the chief trade negotiator and principal trade policy maker for the United States and a member of the President’s Cabinet. Ambassador Barshefsky is a director of The Estee Lauder Companies, Inc., American Express Company and Intel Corporation. Ambassador Barshefsky also serves on the Board of Directors of the Council on Foreign Relations. She has been a Director of the Company, and was a Trustee of the Trust, since October 2001.

Lizanne Galbreath, 49, has been Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle where she also served as a Director. From 1984 to 1997, Ms. Galbreath served as a Managing Director then Chairman and CEO of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath has been a director of the Company, and was a Trustee of the Trust, since May 2005.

Eric Hippeau, 56, has been Managing Partner of Softbank Capital, a technology venture capital firm, since March 2000. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau is a director of Yahoo! Inc. Mr. Hippeau has been a Director of the Company, and was a Trustee of the Trust, since April 1999.

Stephen R. Quazzo, 48, is the Chief Executive Officer and has been the Managing Director and co-founder of Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a subsidiary of Equity Group Investments, Inc. Mr. Quazzo has been a Director of the Company since April 1999, and was a Trustee of the Trust, since August 1995.

Thomas O. Ryder, 63, retired as Chairman of the Board of The Reader’s Digest Association, Inc. in January 2007, a position he had held since January 1, 2006. Mr. Ryder was Chairman of the Board and Chief Executive Officer of that company from April 1998 through December 31, 2005. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In addition, he is a director of Amazon.com, Inc. and Virgin Mobile USA, Inc. Mr. Ryder has been a Director of the Company, and was a Trustee of the Trust since April 2001.

Kneeland C. Youngblood, 52, has been a managing partner of Pharos Capital Group, L.L.C., a private equity fund focused on technology companies, business service companies and health care companies, since January 1998. From July 1985 to December 1997, he was in private medical practice. He is Chairman of the Board of the American Beacon Funds, a mutual fund company managed by AMR Investments, an investment affiliate of American Airlines. Mr. Youngblood is also a director of Burger King Holdings, Inc. and Gap, Inc. Mr. Youngblood has been a Director of the Company, and was a Trustee of the Trust, since April 2001.

The Board unanimously recommends a vote FOR election of these nominees.

Board Meetings and Committees

The Board of Directors held 16 meetings during 2007. In addition to meetings of the full Board, Directors attended meetings of individual Board committees. Each Director attended at least 75% of the total number of meetings of the full Board and committees on which he or she serves.

The Board has established Audit, Compensation and Option, Corporate Governance and Nominating, and Capital Committees, the principal functions of which are described below.

Audit Committee.  The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is currently comprised of Messrs. Ryder (chairman) and Youngblood and Ms. Galbreath, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Board has determined that Mr. Ryder is an “audit committee financial expert” under federal securities laws and has adopted a written charter for the Audit Committee. The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of the Company. The Audit Committee selects and engages the independent registered public accounting firm to serve as auditors with whom it discusses the scope and results of their audit. The Audit Committee also discusses with the independent registered public accounting firm and with management, financial accounting and reporting principles, policies and practices and the adequacy of the Company’s accounting, financial, operating and disclosure controls. The Audit Committee met 9 times during 2007.

Compensation and Option Committee.  Under the terms of its charter, which may be viewed on the Company website at www.starwoodhotels.com/corporate/investor relations.html, the Compensation Committee is required to consist of three or more members of the Board of Directors who meet the independence requirements of the NYSE, are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation and Option Committee is currently comprised of Messrs. Chapus (chairman), Hippeau and Aron, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements. The Compensation and Option Committee makes recommendations to the Board with respect to the salaries and other compensation to be paid to the Company’s executive officers and other members of senior management and administers the Company’s employee benefits plans, including the Company’s Long-Term Incentive Compensation Plans. The Compensation and Option Committee met 12 times during 2007.

Capital Committee.  The Capital Committee is currently comprised of Ms. Galbreath (chairperson), and Messrs. Duncan, Quazzo and Aron. The Capital Committee was established in November 2005 to exercise some of the power of the Board relating to, among other things, capital plans and needs, mergers and acquisitions, divestitures and other significant corporate opportunities between meetings of the Board. The Capital Committee met 5 times during 2007.

Governance and Nominating Committee.  The Governance and Nominating Committee is currently comprised of Messrs. Quazzo (chairman), Duncan and Hippeau and Ambassador Barshefsky, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements. Mr. Duncan did not serve on the committee from March 31, 2007 through September 30, 2007, when he was serving as Chief Executive Officer on an interim basis. The Governance and Nominating Committee was established in May 2004, combining the functions of the Corporate Governance Committee and the Nominating Committee, to oversee compliance with the Company’s corporate governance standards and to assist the Board in fulfilling its oversight responsibilities. The Governance and Nominating Committee establishes, or assists in the establishment of, the Company’s governance policies (including policies that govern potential conflicts of interest) and monitors and advises the Company as to compliance with those policies. The Governance and Nominating Committee reviews, analyzes, advises and makes recommendations to the Board with respect to situations, opportunities, relationships and transactions that are governed by such policies, such as opportunities in which a Director or officer has a personal interest. In addition, the Governance and Nominating Committee is responsible for making recommendations for candidates for the Board of Directors, taking into account nominations made by officers, directors, employees and stockholders, recommending Directors for service on Board committees, developing and reviewing background information for candidates, making recommendations to the Board for changes to the Corporate Governance Guidelines as they pertain to the nomination or qualifications of directors or the size of the Board, if applicable. The Governance and Nominating Committee met 7 times during 2007.

There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a diverse group of candidates who possess the background, skills and expertise relevant to the business of the Company or candidates that possess a particular geographical or international perspective. The Board looks for candidates with qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. The Board seeks to insure that at least 2/3 of the Directors are independent under the Company’s

Governance Guidelines (or at least a majority are independent under the rules of the NYSE), and that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the NYSE and at least one of them qualifies as an “audit committee financial expert” under applicable federal securities laws. Annually the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, the overall composition of the Board, and recommends to the full Board the slate of Directors to be recommended for nomination for election at the annual meeting of stockholders.

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities. However, the Governance and Nominating Committee and the full Board will take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual Directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.

The Governance and Nominating Committee may from time-to-time utilize the services of a search firm to help identify candidates for Director who meet the qualifications outlined above.

The Governance and Nominating Committee will consider candidates nominated by stockholders. Under the Company’s Bylaws, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary, 1111 Westchester Avenue, White Plains, New York 10604, and be received by the Corporate Secretary no later than the close of business on the 75th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. In accordance with the Company’s Bylaws, such notice shall set forth as to each proposed nominee who is not an incumbent Director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, and a statement as to the qualification of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of Shares which are beneficially owned by each such nominee and by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected. Although it has no formal policy regarding stockholder nominees, the Governance and Nominating Committee believes that stockholder nominees should be reviewed in substantially the same manner as other nominees.

The Company provides a comprehensive orientation for all new Directors. It includes a corporate overview, one-on-one meetings with senior management and an orientation meeting. In addition, all Directors are given written materials providing information on the Company’s business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than ten percent of the outstanding Shares, file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.

To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company for the fiscal year ended December 31, 2007, and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its Directors, executive officers and greater than 10 percent beneficial owners were complied with for the most recent fiscal year.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm. While not required by law, the Board is asking the stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, the Board and the Audit Committee will reconsider the selection of the independent registered public accounting firm.

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables show the number of Shares “beneficially owned” by (i) all persons known to the Company to be the beneficial owners of more than 5% of the outstanding Shares at December 31, 2007 and (ii) each of the Directors, nominees for Director and Named Executive Officers of the Company, and (iii) Directors, nominees for Director, Named Executive Officers and executive officers (who are not Named Executive Officers) as a group, at January 31, 2008. “Beneficial ownership” includes Shares a stockholder has the power to vote or the power to transfer, and also includes stock options and other derivative securities that were exercisable at that date, or as of that date will become exercisable within 60 days thereafter. In the case of holdings of Directors and executive officers, percentages are based upon the number of Shares outstanding at January 31, 2008, plus, where applicable, the number of Shares that the indicated person had a right to acquire within 60 days of such date. The information in the tables is based upon information provided by each Director and executive officer and, in the case of the beneficial owners of more than 5% of the outstanding Shares, the information is based upon Schedules 13G and 13D filed with the SEC.

Certain Beneficial Owners

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Barclays Global Investors, NA	16,259,550	8.16%	(1)
45 Fremont Street San Francisco, CA 94105
EGI-SSE I, L.P.	14,750,000	7.72%	(2)
Two North Riverside Plaza, Suite 600 Chicago, IL 60606
FMR LLC	13,381,000	6.72%	(3)
82 Devonshire St. Boston, MA 02109
Morgan Stanley	11,871,555	6.00%	(4)
1585 Broadway New York, New York 10036

(1)	Based on information contained in a Schedule 13G, dated February 6, 2008 (the “Barclays 13G”), filed with respect to the Company. Barclays Global Investors, NA (“Barclays”) filed the Barclays 13G in its capacity as investment adviser. The Shares reported are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays, in its capacity as investment advisor, may be deemed to beneficially own an aggregate amount of 16,259,550 Shares. Barclays is an investment adviser and has sole voting power over 16,259,550 Shares and sole dispositive power over 14,351,038 Shares.

(2)	Based on information contained in a Schedule 13D, dated January 23, 2008 (the “SSE 13D”), filed with respect to the Company. Between October 2, 2007 and January 31, 2008, EGI-SSE I, L.P. (“SSE”) acquired 14,750,000 Shares in open market purchases in a price range from $39.63 to $62.37 per share. The average purchase price per share was $49.97, for a total purchase price of $736,997,526.78. The acquisition of Shares by SSE has been effected solely for the purpose of investment. SSE has no intention of participating in the formulation, determination or direction of the basic business decisions of the Company or any affiliate of the Company. SSE has shared voting power and shared dispositive power over 14,750,000 Shares.

(3)	Based on information contained in a Schedule 13G/A, dated February 14, 2008 (the “FMR 13G”), filed with respect to the Company, 11,945,227 Shares are held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC. (“FMR”); 140,130 Shares are held by Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR; 820,611 Shares are held by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR; 397,100 Shares are held by Fidelity International Limited, a foreign based entity that provides investment advisory and management services to non-U.S. investment companies (“FIL”) and 77,932 Shares are held by Strategic Advisers, Inc., a registered investment adviser and wholly owned subsidiary of FMR. According to the FMR Schedule 13G, FMR and Edward C. Johnson 3rd, Chairman of FMR, each have sole dispositive power and sole voting power with respect to 820,611 Shares. FIL has sole power to vote and direct the voting of 380,700 Shares, no power to vote or direct the voting of 16,400 Shares and the sole dispositive power with respect to 397,100 Shares. Through ownership of voting common stock and the execution of a certain stockholders’ voting agreement, members of the Edward C. Johnson 3rd family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(4)	Based on information contained in a Schedule 13G/A, dated February 14, 2008 (the “Morgan Stanley 13G”), filed with respect to the Company. Morgan Stanley filed the Morgan Stanley 13G solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, certain of its operating units. Morgan Stanley beneficially owns an aggregate amount of 11,871,555 Shares. Morgan Stanley has sole voting power with respect to 7,977,852 Shares, shared voting over 579 Shares and sole dispositive power over 11,871,555 Shares.

Directors and Executive Officers of the Company

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Adam Aron	19,306	(3)		(4)
Charlene Barshefsky	41,730	(2)(3)		(4)
Jean-Marc Chapus	53,864	(3)		(4)
Bruce W. Duncan	254,106	(2)(3)(5)		(4)
Lizanne Galbreath	18,173	(2)(3)		(4)
Raymond L. Gellein, Jr.	386,941	(3)		(4)
Eric Hippeau	65,328	(2)(3)		(4)
Matt Ouimet	17,407	(3)		(4)
Vasant Prabhu	323,382	(3)		(4)
Stephen R. Quazzo	73,368	(3)(6)		(4)
Thomas O. Ryder	48,125	(2)(3)		(4)
Kenneth S. Siegel	175,059	(3)		(4)
Frits Van Paasschen	—			(4)
Kneeland C. Youngblood	42,802	(3)		(4)
All Directors, Nominees for Directors and executive officers as a group (14 persons)	1,519,591	(7)		(4)

(1)	Based on the number of Shares outstanding on January 31, 2008 and Shares issuable upon exercise of options exercisable within 60 days from January 31, 2008.

(2)	Amount includes the following number of “phantom” stock units received as a result of the following Directors’ election to defer Directors’ Annual Fees: 15,677 for Mr. Hippeau; 11,203 for Mr. Duncan; 10,631 for Mr. Ryder; 2,675 for Ms. Galbreath and 1,990 for Ambassador Barshefsky.

(3)	Includes Shares subject to presently exercisable options and options and restricted Shares that will become exercisable or vest within 60 days of January 31, 2008, as follows: 337,897 for Mr. Gellein; 288,605 for Mr. Prabhu; 117,284 for Mr. Siegel; 48,492 for Mr. Quazzo; 31,995 for Mr. Chapus; 49,651 for Mr. Hippeau;

70,605 for Mr. Duncan; 37,494 for Messrs. Ryder and Youngblood; 31,995 for Ambassador Barshefsky; 16,118 for Mr. Ouimet; 15,498 for Ms. Galbreath and 7,875 for Mr. Aron.

(4)	Less than 1%.

(5)	Includes 171,954 Shares held by The Bruce W. Duncan Revocable Trust of which Mr. Duncan is a Trustee and beneficiary.

(6)	Includes 24,479 Shares held by a trust of which Mr. Quazzo is settlor and over which he shares investment control, and 397 Shares owned by Mr. Quazzo’s wife in an Individual Retirement Account.

(7)	Includes amounts held by the Named Executive Officers listed on the Summary Compensation Table who were Named Executive Officers on March 1, 2008.

The following table provides information as of December 31, 2007 regarding Shares that may be issued under equity compensation plans maintained by the Company.

Equity Compensation Plan Information — December 31, 2007

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	18,547,156	$25.21	70,242,819	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	18,547,156	$25.21	70,242,819

(1)	Does not include deferred share units (that vest over three years and may be settled in Shares) that have been issued pursuant to the Executive Annual Incentive Plan for Certain Executives (“Executive AIP”). The Executive AIP does not limit the number of deferred share units that may be issued. This plan has been amended to provide for a termination date of May 26, 2009 to comply with new NYSE requirements. In addition, 10,740,292 Shares remain available for issuance under the Company’s Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Internal Revenue Code.

EXECUTIVE COMPENSATION

I.	COMPENSATION DISCUSSION AND ANALYSIS

A.	Overview of Starwood’s Executive Compensation Program

1.	Program Objectives and Other Considerations

Objectives.  As a consumer lifestyle company with a branded hotel portfolio at its core, the Company operates in a competitive, dynamic and challenging business environment. In step with this mission and environment, the Company’s executive compensation program for our principal executive officer, principal financial officer and the other executive officers whose compensation is reported in this proxy (our “Named Executive Officers”) has the following key objectives:

•	Attract and Retain: We seek to attract and retain talented executives from within and outside the hospitality industry who understand the importance of innovation, brand enhancement and consumer experience. We are working to reinvent the hospitality industry, and one element of this endeavor is to bring in key talent from other industries. Therefore, overall program competitiveness must take these other markets into account.

•	Motivate: We seek to motivate our executives to sustain high performance and achieve Company financial and strategic/operational goals over the course of business cycles and various market conditions.

•	Align Interests: We endeavor to align the interests of stockholders and our executives by tying executive compensation to the Company’s business results and stock performance. Moreover, we strive to keep the executive compensation program transparent, easily understood, in line with market practices and consistent with high standards of good corporate governance.

What the Program Intends to Reward.  Our executive compensation program is strongly weighted toward variable compensation tied to Company results. Specifically, our compensation program for Named Executive Officers is designed to reward the following:

•	Alignment with Stockholders: A significant portion of Named Executive Officer compensation is delivered in the form of equity, ensuring that long term compensation is strongly tied to stockholder returns.

•	Achievement of Company Financial Objectives: A portion of Named Executive Officer compensation is tied directly to the Company’s financial performance.

•	Achievement of Strategic/Operational Objectives. A portion of Named Executive Officer compensation is tied to achievement of specific individual objectives that are directly aligned with execution of our business strategy. These objectives may be related to, among others, operational excellence, brand enhancement, innovation, growth, customer experience and/or teamwork.

•	Overall Leadership and Stewardship of the Company: Leadership, teambuilding, and development of future talent are key success factors for the Company and a portion of compensation for the Named Executive Officers is dependent on satisfaction of enumerated leadership competencies.

2.	Roles and Responsibilities

Our Compensation and Option Committee (“Compensation Committee”) is responsible for, among other things, the establishment and review of compensation policies and programs for our executive officers and ensuring that these executive officers are compensated in a manner consistent with the objectives and principles outlined above. It also monitors the Company’s executive succession plan, reviews and monitors the Company’s performance as it affects the Company’s employees and the overall compensation policies for the Company’s employees.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. Our Chief Executive Officer, together with the Chief Administrative Officer, annually reviews the performance of each other Named Executive Officer and presents to the Compensation Committee his conclusions and recommendations, including salary adjustments and annual incentive compensation amounts (as described in more detail in subsection B under the heading Incentive Compensation below). The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives.

The role of the Company’s management is to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage operational aspects of the Company’s compensation programs, policies and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending pay levels, payout and/or awards for executive officers other than the Chief Executive Officer. Management also prepares tally sheets which describe and quantify all components of total compensation for our Named Executive Officers, including salary, annual incentive compensation, long-term incentive compensation, deferred compensation, outstanding equity awards, benefits, perquisites and potential severance and change-in-control payments. The Compensation Committee reviews and considers these tally sheets in making compensation decisions for our Named Executive Officers.

Management of the Company retained Pearl Meyer & Partners in 2007 to assist with the development and structure of the 2007 equity program covering a broad group of employees, including the Chief Executive Officer and Named Executive Officers, and in 2008 to assist in the review and determination of compensation awards for the 2007 performance period. Pearl Meyer provided advice regarding equity plan design alternatives in light of Starwood’ business strategy, including specific plan design features. Pearl Meyer worked directly with management. Management recommended the 2007 equity program to the Compensation Committee based on the work developed in conjunction with Pearl Meyer. Pearl Meyer does not provide any other services to the Company. The Compensation Committee approved the equity program recommendations and compensation awards for the 2007 performance period.

B.	Elements of Compensation

1.	Primary Elements

The primary elements of the Company’s compensation program for our Named Executive Officers are:

•	Base Salary

•	Incentive Compensation

ο	Annual Incentive Compensation

ο	Long-Term Incentive Compensation

•	Benefits and Perquisites

Mr. Van Paasschen’s compensation structure was established in 2007 pursuant to his employment agreement. Mr. Van Paasschen and the Company agreed to a compensation structure which was heavily geared towards performance and long term incentives, including equity awards in the form of restricted stock and stock options. As a result, in the event of strong financial and individual performance, Mr. Van Paasschen would benefit greatly in the form of long term incentive compensation (stock options and restricted stock), but his compensation would be significantly lower if the Company did not perform well or if his employment with the Company was terminated after a short period of time (due to the vesting requirements of the equity awards). For the other Named Executive Officers, pay is also structured to award performance but to a lesser degree in order to provide the Named Executive Officers with a minimum amount of compensation when the Company is unable to achieve its financial and strategic goals.

We describe each of the compensation elements below and explain why we pay each element and how we determine the amount of each element.

Base Salary.  The Company believes it is essential to provide our Named Executive Officers with competitive base salaries that will enable the Company to continue to attract and retain critical senior executives from within and outside the hospitality industry. In the case of Named Executive Officers other than the Chief Executive Officer, base salary typically accounts for approximately 20% of total compensation at target, i.e., total compensation excluding benefits and perquisites, and is generally targeted at the median of the Company’s peer group. In the case of Mr. Van Paasschen, base salary for 2007 was limited to $1 million in order to keep this element of his compensation below the levels established by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which limits the deductibility of non-performance-based compensation above that amount. As a result, base salary accounted for approximately 12.5% of total compensation at target for Mr. Van Paasschen. Base salary serves as a minimum level of compensation to Named Executive Officers in circumstances when achieving Company financial and strategic/operational objectives becomes challenging and the level of incentive compensation is impacted. Salaries for Named Executive Officers are generally based on the responsibilities of each position and are reviewed annually against similar positions among a group of peer companies developed by the Company and its advisors consisting of similarly-sized hotel and hospitality companies as well as other companies representative of markets in which the Company competes for key executive talent. See the Background Information on the Executive Compensation Program — Use of Peer Data section beginning on page 24 below for a list of the peer companies used in this analysis. The Company generally seeks to position base salaries of our Named Executive Officers at or near the market median for similar positions.

Incentive Compensation.  Incentive compensation includes annual incentive awards under the Company’s Annual Incentive Plan for Certain Executives (the “Executive Plan”) as well as long-term incentive compensation in the form of equity awards under the Company’s 2004 Long-Term Incentive Plan (“LTIP”). Incentive compensation typically accounts for approximately 80% of total compensation at target (87.5% for Mr. Van Paasschen), with annual incentive compensation and long term incentive compensation accounting for 20% and 60%, respectively (25% and 62.5% for Mr. Van Paasschen, respectively). The Company’s emphasis on incentive compensation results in total compensation at target that is set at approximately the 65th percentile level relative to the Company’s peer group, but that is highly dependent on performance. The Company believes that this structure allows it to provide each Named Executive Officer with substantial incentive compensation opportunities if performance objectives are met. The Company believes that the allocation between base and incentive compensation is appropriate and beneficial because:

•	it promotes the Company’s competitive position by allowing it to provide Named Executive Officers with competitive compensation if targets are met;

•	it targets and attracts highly motivated and talented executives within and outside the hospitality industry;

•	it aligns senior management’s interests with those of stockholders;

•	it promotes achievement of business and individual performance objectives; and

•	it provides long-term incentives for Named Executive Officers to remain in the Company’s employ.

Annual Incentive Compensation.  Annual incentives are a key part of the Company’s executive compensation program. The incentives directly link the achievement of Company financial and strategic/operational performance objectives to executive pay. Annual incentives also provide a complementary balance to equity incentives (discussed below). Each Named Executive Officer has an annual opportunity to receive an award under the stockholder-approved Executive Plan. If and when earned, awards are typically paid to Named Executive Officers partly in cash and, unless the Compensation Committee otherwise elects, partly as deferred equity awards in the form of deferred stock units (under the Executive Plan). The deferred stock units vest over a three year period. See additional detail regarding these deferred equity awards in the Long-Term Incentive Compensation section below.

Minimum Thresholds.

For the Named Executive Officers, the annual incentive award for 2007 was paid under the Executive Plan. Each year, the Compensation Committee establishes in advance a threshold level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) that the Company must achieve in order for any bonus to be paid under the Executive Plan for that year (the “EP Threshold”). The Executive Plan also specifies a maximum bonus amount, in dollars, that may be paid to any executive for any 12-month performance period.

When the threshold is established at the beginning of a year, the achievement of the threshold is considered substantially uncertain for purposes of Section 162(m) of the Code, which is one of the requirements for compensation paid under the Executive Plan to be deductible as performance-based compensation under Section 162(m). For 2007, the EP Threshold was $680,000,000.

Generally, a Named Executive Officer will receive payment of an award under the Executive Plan only if he remains employed by the Company on the award payment date. However, pro rata awards may be paid at the discretion of the Compensation Committee in the event of death, disability or retirement. To determine the actual bonus to be paid for a year, if the threshold is met and subject to the maximum described above, the Compensation Committee also establishes specific annual Company financial and strategic/operational performance targets and a related target bonus amount for each executive. These financial and strategic/operational targets are described below.

Additional Criteria.

If the EP Threshold under the Executive Plan is met for a year, the Company financial and strategic/operational goals referenced above are then used to determine a Named Executive Officer’s actual bonus, as follows:

Financial Goals.

The Company financial goals for Named Executive Officers under the Executive Plan consist of operating income and earnings per share targets, with each criteria accounting for half of the financial goal portion of the annual bonus. As the Company generally sets target incentive award opportunities above market median, the Company financial and strategic/operational goals to achieve such award levels are considered stretch but achievable, representing above-market performance. Consistent with maintaining these high standards and subject to achieving the EP Threshold, the Compensation Committee retains the ability to consider whether an adjustment of the financial goals for any year is necessitated by exceptional circumstances, e.g., an unanticipated and material downturn in the business cycle that triggers, in response, an increased focus by the Compensation Committee on the Company’s performance relative to the industry. This ability is intended to be narrowly and infrequently used and would, if applicable, be detailed in the proxy.

Performance against the financial targets determined 60% of Mr. Van Paasschen’s total target opportunity and 50% of the total target opportunities for the other Named Executive Officers. Subject to achieving the EP Threshold, actual incentives paid to Named Executive Officers for financial performance may range from 0% to 200% of the pre-determined target bonus for this category of performance. For Named Executive Officers other than Mr. Gellein, the Company performance portion is based 50% on earnings per share and 50% on operating income of the Company. For Mr. Gellein, the Company performance portion is based 50% on earnings per share and 50% on the net income for SVO, the Company’s vacation ownership subsidiary.

Even if the EP Threshold is achieved, nothing is generally paid on a component of the “Financial Goals” portion of the annual bonus unless certain minimum levels of performance for the applicable metric are achieved (i.e., the “performance minimum”). Further, once a certain level of performance is achieved, the bonus payout for the applicable metric is limited to 200% (i.e., the “performance maximum”). The table below sets forth for each metric the performance levels for 2007 which would have resulted in 100% payout (i.e. “target”), the performance minimum level that would have resulted in a 50% payout and the performance maximum level that would have resulted in a 200% payout. In addition, the table sets forth the mid-points of performance and payout between the performance minimum to target and from target to performance maximum:

	Minimum	Mid-point	Target	Mid-point	Maximum
	(50%)	(75%)	(100%)	(150%)	(200%)

Earnings per Share	$2.01	$2.26	$2.51	$2.82	$3.14
Company Operating Income	$793,800,000	$893,100,000	$992,300,000	$1,116,300,000	$1,244,900,000
SVO Net Income	$162,800,000	$183,200,000	$203,500,000	$244,200,000	$284,900,000

For the 2007 performance period, EBITDA for purposes of determining bonuses was $1,356,000 (which exceeded the EP Threshold). Actual results for earnings per share, Company operating income and SVO net income were $2.71, $982,100,000 and $196,800,000, respectively. Using the metrics described above resulted in a payout at 115% of target for the Company performance portions of bonuses for the 2007 performance period for the Named Executive Officers other than Mr. Gellein. For Mr. Gellein, the financial performance component was paid at 112% of target.

Strategic/Operational Goals.

The strategic/operational performance goals for Named Executive Officers under the Executive Plan consists of “Big 5” and leadership competency objectives that link individual contributions to execution of our business strategy and major financial and operating goals. “Big 5” refers to each executive’s specific deliverables within the Company’s critical performance categories — operational excellence, brand enhancement, innovation, growth, and customer experience. As part of a structured process that cascades down throughout the Company, these objectives are developed at the beginning of the year, and they integrate and align an executive with the Company’s strategic and operational plan. Achievement of “Big 5” objectives typically accounts for 80% of the strategic/operational performance evaluation, and achievement of leadership competency objectives typically accounts for 20% of such evaluation. The portion of annual incentive awards attributable to strategic/operational/talent management performance represents 40% of Mr. Van Paasschen’s total target opportunity and 50% of the total target opportunities for the other Named Executive Officers. Actual incentives paid to Named Executive Officers for strategic/operational performance may range from 0% to 175% of the pre-determined target amount for this category of performance. The evaluation process for Mr. Van Paasschen and the other Named Executive Officers with respect to each executive’s strategic/operational goals is described below.

Mr. Siegel’s individual accomplishments for the 2007 performance year included the following:

•	Successfully completed labor negotiations with unions without any work stoppages

•	Actively managed and supported the deal development process at a lower average cost than 2006 (while significantly reducing outside counsel spend)

•	Lead the creation of a brand compliance function with new assessment methodology and performance management program.

•	Significantly enhanced Starwood’s ethics and compliance programs, implementing a low cost computer based training program for associates

•	Assumed day to day responsibility for the Human Resources organization while continuing full time role as General Counsel and maintained benefit programs at a lower cost while raising overall employee satisfaction

In light of Mr. Siegel’s accomplishments, he received an “exceeds expectations” performance rating and was awarded 145% of his individual bonus target. Combined with the 115% financial performance component, Mr. Siegel’s 2007 bonus was 130% of target.

Mr. Prabhu’s accomplishments for the 2007 performance year included the following:

•	Delivered financial results that exceeded the budget for each quarter

•	Completed asset sale program announced in 2007 generating significant amount of net proceeds

•	Successfully delivered a company income tax rate and property tax rate on the Company’s owned hotels below the target set

•	Led the management team responsible for a major upgrade of key reservation systems and implemented other key IT initiatives

•	Ensured adequate liquidity to fund operations at optimal cost, enhanced cash management, devised strategies to repatriate offshore cash and maintained an optimal balance between short/long term and fixed/variable cost debt

In light of Mr. Prabhu’s accomplishments, he received an “exceeds expectations” performance rating and was awarded 120% of his individual bonus target. Combined with the 115% financial performance component, Mr. Prabhu’s 2007 bonus was 117.5% of target.

In December 2007, Mr. Gellein announced his retirement effective no later than March 31, 2008. In connection with his retirement, the Company amended Mr. Gellein’s employment agreement as more fully discussed on page 38. As part of the amendment, Mr. Gellein’s bonus for the 2007 performance year was not to be less than target for the individual performance portion. The Compensation Committee considered Mr. Gellein’s years of dedicated service to the Company, his role as President Global Development Group and head of the Company’s vacation ownership subsidiary, and his achievements and awarded Mr. Gellein 100% of his individual bonus target. Combined with the 112% financial performance component for the SVO business, Mr. Gellein’s 2007 bonus was 106% of target.

Mr. Ouimet’s accomplishments for the 2007 performance year included the following:

•	Successfully served as interim leader for marketing, brand management and distribution

•	Led each hotel division in exceeding financial targets for each quarter

•	Actively managed and strengthened relationships with hotel owners leading to stronger relationships and growth in the Company’s pipeline

•	Directed the Sheraton brand revitalization plan

•	Led the restructuring of the marketing division and began planning the restructuring for other groups

In light of Mr. Ouimet’s accomplishments in 2007, he received an “exceeds expectations” performance rating and was awarded 120% of his individual bonus target. Combined with the 115% financial performance component, Mr. Ouimet’s 2007 bonus was 117.5% of target.

Mr. Van Paasschen joined Starwood in September 2007.  Pursuant to his employment agreement, Mr. Van Paasschen was entitled to receive at least a pro-rata portion of his target bonus for the 2007 performance period. The Compensation Committee considered Mr. Van Paasschen’s immediate impact on the Company and awarded him a bonus of $538,400, the minimum amount permissible under his employment agreement.

Mr. Heyer resigned as Chief Executive Officer effective March 31, 2007. Since he was not employed at the end of the performance period and pursuant to his separation agreement, Mr. Heyer received no incentive compensation for the 2007 performance year.

Following Mr. Heyer’s resignation, Bruce Duncan assumed the role of Chief Executive Officer on an interim basis. As part of Mr. Duncan’s employment agreement, he was entitled to a pro-rated bonus at target in the event that he remained in the role of Chief Executive Officer for at least three months. Mr. Duncan served as Chief Executive Officer for approximately six months and was awarded a bonus of $960,000 pursuant to the terms of his employment agreement.

Overall, the Compensation Committee paid the majority of the Named Executive Officers individual bonuses that were above target in consideration of outstanding individual performance, recognition of expanded roles and responsibilities in light of other executive departures.

Conclusion.

Viewed on a combined basis once minimum performance is attained, the annual incentive payments attributable to both Company financial and strategic/operational performance range from 0% - 187.5% of target for the Named Executive Officers, other than the Chief Executive Officer.

Equity awards are generally granted in February of each year following the announcement of the Company’s earnings for the previous year. Performance reviews and bonus awards for the prior operating year are made at that time. In determining the equity awards granted in 2007, the Compensation Committee considered and took into account the Company’s performance and the individual performance of each Named Executive Officer in 2006 as well as the expected performance of the Company for 2007. In addition, the

Compensation Committee considers structural changes to the equity program and the fact that the Compensation Committee targets the median of the peer group for base salary but targets total compensation at the 65% percentile resulting in larger long term incentive awards. Based on the factors set forth above, including the Company’s performance and individual performance of each Named Executive Officer, the Compensation Committee believes that equity award grants in 2007 were appropriate.

Total compensation for this group is evaluated against the peer group identified in this proxy statement. Evaluated on this basis, the Compensation Committee believes the actual cash and equity compensation delivered was appropriate in light of the Company’s overall performance and individual executive performance.

Evaluation Process for Strategic/Operational and Other Goals.

Mr. Heyer.  Mr. Heyer resigned his position as Chief Executive Officer effective March 31, 2007. As a result and pursuant to his separation agreement, Mr. Heyer did not receive any incentive compensation for 2007.

Mr. Duncan.  Mr. Duncan served as Chief Executive Officer on an interim basis following Mr. Heyer’s resignation. Upon Mr. Van Paasschen’s hiring, Mr. Duncan resigned as Chief Executive Officer and resumed his role as Non-executive Chairman of the Board. Pursuant to his employment agreement, Mr. Duncan is entitled to a pro-rated target bonus for 2007 because he served as Chief Executive Officer for more than three months. The Compensation Committee awarded Mr. Duncan the minimum amount permitted under his employment agreement and did not exercise its discretion to award amounts in excess of the minimum.

Mr. Van Paasschen.  Mr. Van Paasschen joined the Company in September 2007. Pursuant to his employment agreement, Mr. Van Paasschen is entitled to at least a pro-rated target bonus for 2007. The Compensation Committee awarded Mr. Van Paasschen the minimum amount permitted under his employment agreement and did not exercise its discretion to award amounts in excess of the minimum.

Other Named Executive Officers.  With oversight and input from the Compensation Committee, the Chief Executive Officer, together with the Chief Administrative Officer, conducts a formal performance review process each year during which he evaluates how each other Named

Executive Officer performed against the officer’s strategic/operational performance goals for the prior year. The Chief Executive Officer conducts this evaluation through the Performance Management Process (“PMP”), which results in a PMP rating for each executive. This PMP rating corresponds to a payout range under the AIP determined annually by the Compensation Committee for that rating. As noted, for 2007 the portion of the AIP payouts based on PMP ratings could range from 0% to 175% of target. Where necessary to preserve the competitive position of the Company’s compensation scale, the Chief Executive Officer may recommend a market adjustment to the base amount that is subjected to this percentage. At the conclusion of his review, the Chief Executive Officer submits his recommendations to the Compensation Committee for final review and approval. In determining the actual award payable to a Named Executive Officer under the Executive Plan, the Compensation Committee reviews the Chief Executive Officer’s evaluation and makes a final determination as to how the executive performed against his strategic/operational goals for the year. The Compensation Committee also determines, based on management’s report, the extent to which the Company’s financial performance goals were achieved and whether the Company achieved the applicable minimum threshold(s) required to pay awards. The Chief Executive Officer also meets in executive session with the Board of Directors to inform the Board of his performance assessments regarding the Named Executive Officers and the basis for the compensation recommendations he presented to the Compensation Committee.

Annual Incentive awards made to our Named Executive Officers under the Executive Plan with respect to 2007 performance are reflected in the Summary Compensation Table on page 27 and described in the accompanying narrative.

Long-Term Incentive Compensation.  Like the annual incentives described above, long-term incentives are a key part of the Company’s executive compensation program. Long-term incentives are strongly tied to returns achieved by stockholders, providing a direct link between the interests of stockholders and the Named

Executive Officers. Long-term incentive compensation for our Named Executive Officers consists primarily of equity compensation awards granted annually under the Company’s 2004 Long-Term Incentive Plan (“LTIP”) and secondarily of the portion of the Executive Plan and AIP awards that are deferred in the form of deferred stock units and shares of restricted stock, respectively. Taken together, approximately 60-65% of total compensation at target is equity-based long term incentive compensation.

In light of Mr. Heyer’s resignation in March of 2007, he received no equity awards during 2007.

In connection with his appointment as Chief Executive Officer on an interim basis, Mr. Duncan received an award of 14,742 shares of restricted stock and 44,225 options with an exercise price of $67.835 on May 24, 2007, the date the Board approved the terms of the agreement. Following the appointment of Mr. Van Paasschen as Chief Executive Officer, 50% of Mr. Duncan’s restricted stock and options awards vested. The remainder of the restricted stock will vest 50% on the third anniversary of the award and 50% on the fourth anniversary of the award. The remainder of the options will become exercisable as to one fourth of the number of shares subject thereto on each anniversary of the date of grant. In structuring his compensation and employment arrangements, the Compensation Committee took into account Mr. Duncan’s willingness to serve as Chief Executive Officer on an interim basis on very little notice, the impact of traveling to the Company’s headquarters in New York from his Chicago home, his qualifications and experience, including his prior experience as a chief executive officer and knowledge of the Company from his service on the Board, including as Non-executive Chairman of the Board. The Compensation Committee feels that Mr. Duncan’s employment arrangements properly aligned his interests with that of stockholders, especially since the vast majority of his compensation was in the form of equity awards. In addition, in agreeing to provide change in control payments to Mr. Duncan, the Compensation Committee desired to align his interests with stockholders so that Mr. Duncan would properly evaluate any offers that may have been received.

In order to retain Mr. Van Paasschen, the Compensation Committee awarded Mr. Van Paasschen restricted stock units with a value on the date of grant of $1,500,000 as a sign on bonus. In addition, Mr. Van Paasschen received an equity award with a value of $5,000,000 consisting of 75% in restricted stock and 25% in stock options. Mr. Van Paasschen’s employment agreement, which reflects a significant emphasis on equity awards, provides for a minimum value of equity to be granted each year, with the type of equity award (stock options or restricted stock) to be in the same proportion as other executives of the Company. We believe an emphasis on long term incentive compensation was particularly appropriate for the leader of a management team committed to the creation of stockholder value. The Compensation Committee feels that the amounts awarded to Mr. Van Paasschen were reasonable in light of his appointment as Chief Executive Officer and the value of equity that he had built up at his previous employer.

The Compensation Committee generally grants awards under the LTIP annually to all other Named Executive Officers that are a combination of stock options and restricted stock awards. In 2007 we used a grant approach in which the award is articulated as a dollar value. Under this approach, an overall award value, in dollars, was determined for each executive based upon our compensation strategy and competitive market positioning. We generally targeted the value of these awards so that total compensation at target is set at the 65th percentile of our peer group, though individual awards may have been higher or lower based on individual performance (determined as described in the AIP assessment above). The number of restricted stock shares is calculated by dividing 75% of the award value by the fair market value of the Company’s stock on the grant date. The number of stock options has generally been determined by dividing the remaining 25% of the award value by the fair market value of the company’s stock on the grant date and multiplying the result by three.

The exercise price for each stock option is equal to fair market value of the Company’s common stock on the option grant date. See the section entitled Equity Grant Practices on page 26 below for a description of the manner in which we determine fair market value for this purpose. Currently, most stock options vest in 25% increments annually starting with the first anniversary from the date of grant, subject to accelerated vesting of options granted in 2007 on the 18 month anniversary of the grant date for associates who are retirement eligible, as defined in the LTIP (Mr. Gellein is currently retirement eligible); different rules regarding accelerated vesting upon retirement apply to options granted prior to 2006 (see footnote 2 to the Outstanding Equity Awards at Fiscal Year-End table on page 32). If unexercised, stock options expire 8 years from the date of grant, or earlier in the event of termination of employment. Stock options provide compensation only when vested and only if the Company’s stock price appreciates and exceeds the exercise price of the option. Therefore, during business downturns, option awards may not represent any economic value to an executive.

Restricted stock units and restricted stock provide some measure of mitigation of business cyclicality while maintaining a direct tie to share price. The Company seeks to enhance the link to stockholder performance by building a strong retention incentive into the equity program. Consequently, for 2007 grants, 50% of restricted stock units and awards vest on the third anniversary of the date of grant and the remaining 50% vests on the fourth anniversary of the date of grant, subject to accelerated vesting of awards granted in 2007 on the 18 month anniversary of the grant date for associates who are retirement eligible under the LTIP (Mr. Gellein is currently retirement eligible); different rules regarding accelerated vesting upon retirement apply to awards granted prior to 2006 (see footnote 3 to the Outstanding Equity Awards at Fiscal Year-End table on page 32). This delayed vesting places an executive’s long term compensation at risk to share price performance for a significant portion of the business cycle, while encouraging long-term retention of executives.

As mentioned above, Named Executive Officers have a mandatory deferral of 25% of their awards under the Executive Plan in the form of deferred stock units, unless reduced in the discretion of the Compensation Committee (as done, for example, for Mr. Gellein’s 2007 award in light of his retirement). As such, the awards combine performance-based compensation with a further link to stockholder interests. First, amounts must be earned based on annual Company financial and strategic/operational performance under the Executive Plan. Second, these already earned amounts are put at risk through a vesting schedule. Vesting occurs in installments for employment over a three year period. Third, these earned amounts become subject to share price performance. Primarily in consideration of this vesting risk being applied to already earned compensation (but also taking into account the enhanced stockholder alignment that results from being subject to share performance), the deferred amount is increased by 33% of value. The Compensation Committee has the discretion to accelerate vesting or pay out deferred amounts in cash (without interest and without the percentage increase in value) in a limited number of termination circumstances (e.g., involuntary terminations or retirements).

Mr. Van Paasschen agreed not to sell any Company stock awards or shares received on exercise of options (except as may be withheld for taxes) for the first two years of his employment and thereafter only in consultation with the Board of Directors.

Benefits and Perquisites.  Base salary and incentive compensation are supplemented by benefits and perquisites.

Current Benefits.  The Company provides employee benefits that are consistent with local practices and competitive markets, including group health benefits, life and disability insurance, medical and dependent care flexible spending accounts and a pre-tax premium payment arrangement. Each of these benefits is provided to a broad group of employees within the Company and our Named Executive Officers participate in the arrangements on the same basis as other employees.

Perquisites.  As reflected in the Summary Compensation Table below, the Company provides certain perquisites to select Named Executive Officers when necessary to provide an appropriate compensation package to those Named Executive Officers, particularly in connection with enabling the executives and their families to smoothly transition from previous positions which may require relocation.

For example, in 2007 the Company reimbursed Mr. Van Paasschen for $44,556 of legal fees incurred negotiating his employment agreement with the Company. In addition, Mr. Van Paasschen’s employment agreement provides that the Company will provide Mr. Van Paasschen with up to a $500,000 credit (based on the Standard Industry Fare Level formula) for personal use of the Company’s aircraft during the first 12 months of his employment with the Company. The Company also provided Mr. Van Paasschen with relocation benefits associated with the sale of his home in Colorado and relocation to the White Plains, New York area.

Mr. Van Paasschen and his immediate family had access to a Company owned or leased airplane on an “as available” basis for personal travel, i.e., assuming such plane was not needed for business purposes, with an obligation to reimburse for personal use based upon the Company’s operating cost, subject to the credit described above.

The Company also reimburses Named Executive Officers generally for travel expenses and other out-of-pocket costs incurred with respect to attendance by their spouses at one meeting of the Board each year.

Retirement Benefits.  The Company maintains a tax-qualified retirement savings plan pursuant to Code section 401(k) for a broadly-defined group of eligible employees that includes the Company’s Named Executive Officers. Eligible employees may contribute a portion of their eligible compensation to the plan on a before-tax basis, subject to certain limitations prescribed by the Code. For 2007, the Company matched 100% of the first 2% of eligible compensation and 50% of the next 2% of eligible compensation that an eligible employee contributes. These matching contributions, as adjusted for related investment returns, become fully vested upon the eligible employee’s completion of three years of service with the Company. Our Named Executive Officers, in addition to certain other eligible employees, were permitted to make additional deferrals of base pay and regular annual incentive awards under our nonqualified deferred compensation plan. This plan is discussed in further detail under the heading Nonqualified Deferred Compensation on page 34.

2.	Change of Control Arrangements

Following the consummation of the sale of 33 hotels to Host Hotels & Resorts and the related return of capital to stockholders, the Board reviewed the change of control arrangements then in place with the Named Executive Officers and decided to enter into new change of control agreements with certain Named Executive Officers. On March 25, 2005, the Company adopted a policy proscribing certain terms of severance agreements triggered upon a change in control of the Company. Pursuant to the policy, the Company is required to seek shareholder approval of severance agreements with executive officers that provide Benefits (as defined in the policy) in excess of 2.99 times base salary plus most recent bonus.

The Company also included change of control arrangements in Mr. Van Paasschen’s employment agreement. These change of control arrangements are described in more detail beginning on page 35 under the heading entitled Potential Payments Upon Termination or Change-of-Control. The Change of Control Severance Agreements are intended to promote stability and continuity of senior management. The Company believes that the provision of severance pay to these Named Executive Officers upon a change of control aligns their interests with those of stockholders. By making severance pay available, the Company is able to mitigate executive concern over employment termination in the event of a change of control that benefits stockholders. In addition, the acceleration of equity compensation vesting in connection with a change of control provides these Named Executive Officers with protection against equity forfeiture due to termination and ample incentive to achieve Company goals, including facilitating a sale of the Company at the highest possible price per share, which would benefit both stockholders and executives. In addition, the Company acknowledges that seeking a new senior position is a long and time consuming process. Lastly, each severance agreement permits the executive to maintain certain benefits for a period of two years following termination and to receive outplacement services. The aggregate effect of our change of control provisions is intended to focus executives on maximizing value to stockholders. In addition, should a change of control occur, benefits will be paid after a “double trigger” event as described in Potential Payments Upon Termination or Change-in-Control.  Benefit levels have been set to be competitive with peer group practices.

3.	Additional Severance Arrangements

On August 14, 2007, the Company entered into letter agreements with each of Messrs. Siegel and Ouimet. The letter agreements provided for the acceleration of 50% of each of Mr. Siegel’s and Ouimet’s then unvested restricted stock and options in the event his employment was terminated without cause or by the executive for good reason within two years of the hiring of a new Chief Executive Officer. The purpose of the letter agreements was to support retention, stability and continuity and succession planning and to provide assurance to key executives in a time of uncertainty regarding the Company’s chief executive officer position.

In addition, the Company entered into a letter agreement with Mr. Prabhu clarifying that his severance included the acceleration of 50% of unvested restricted stock and options in the event that his employment was terminated without cause or by him for good reason. The clarification formally documented Mr. Prabhu’s existing severance arrangements as part of his employment by the Company as disclosed in the Company’s other filings with the Securities & Exchange Commission.

C.	Background Information on the Executive Compensation Program

1.	Use of Peer Data

In determining competitive compensation levels, the Compensation Committee reviews data from several major compensation consulting firms that reflects compensation practices for executives in comparable positions in a peer group consisting of companies in the hotel and hospitality industries and companies with similar revenues in other industries relevant to key talent recruitment needs. The executive team and Compensation Committee review the peer group bi-annually to ensure it represents a relevant market perspective. The Compensation Committee utilizes the peer group for a broad set of comparative purposes, including levels of total compensation, pay mix, incentive plan and equity usage and other terms of employment. The Compensation Committee also reviews Company performance against the performance of companies in this peer group. The Company believes that by conducting the competitive analysis using a broad peer group, which includes companies outside the hospitality industry, it is able to attract and retain talented executives from outside the hospitality industry. The Company’s experience has proven that key executives with diversified experience prove to be major contributors to its continued growth and success.

Accordingly, the Company was able to attract and retain:

•	Frits Van Paasschen, the Company’s Chief Executive Officer, who has over 20 years of experience with consumer-focused, global lifestyle brands, most recently serving with Coors Brewing Company, as President and Chief Executive Officer, and prior to that, Nike, Inc.

•	Vasant M. Prabhu, the Company’s Executive Vice President and Chief Financial Officer, who prior to joining the Company served as Executive Vice President and Chief Financial Officer of Safeway Inc., a food and drug retailer; President of Information and Media Group for The McGraw Hill Companies, and Senior Vice President of Finance and Chief Financial Officer for Pepsi Cola International.

•	Kenneth S. Siegel, the Company’s Chief Administrative Officer, General Counsel and Secretary, who prior to joining the Company served as Senior Vice President and General Counsel of Gartner, Inc., a provider of research and analysis on information technology industries and was a partner in the law firms of Baker & Botts LLP and O’Sullivan Graev & Karabell LLP.

•	Matthew A. Ouimet, the Company’s President, Hotel Operations, who prior to joining the Company spent 17 years with The Walt Disney Company, most recently serving as President of the Disneyland Resort.

The peer group approved by the Compensation Committee for 2007 is set out below. We expect that it will be necessary to update the list periodically.

American Express Co.	McDonald’s Corp.
Anheuser-Busch Cos. Inc.	MGM Mirage
Avon Products	Nike Inc.
Carnival Corp.	Nordstrom Inc.
Estee Lauder Cos. Inc.	Simon Property Group Inc.
Harrah’s Entertainment Inc.	Staples Inc.
Hilton Hotels Corp.	Starbucks Corp.
Host Hotels & Resorts Inc.	Vornado Realty Trust
Gap Inc.	Williams-Sonoma Inc.
Limited Brands Inc.	Wyndham Worldwide Corporation
Marriott International, Inc.	Yum Brands Inc.

In performing its competitive analysis, the Compensation Committee typically reviews:

•	base pay;

•	target and actual total cash compensation, consisting of salary and target and actual bonus awards in prior years; and

•	direct total compensation consisting of salary, target and actual bonus awards, and the value of option and restricted stock/restricted stock unit awards.

During 2007, compensation paid to the Company’s Named Executive Officers was compared to peer group data reported in 2007 proxy statements, as provided by compensation consulting firms and reflecting 2006 compensation. The Company’s Named Executive Officer compensation data taken into account for this comparison included 2007 salary, AIP bonuses paid in 2008 for 2007 performance and equity grants awarded in 2007.

The competitive position of the Company’s compensation based on total cash (salary and bonus) ranged from the median to the lower quartile while the competitive position of its compensation based on total compensation at target, which includes the equity grants, ranged from the median to the upper quartile.

2.	Tax and Accounting Considerations

Tax.  Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company believes that compensation paid under the Executive Plan meets these requirements and is generally fully deductible for federal income tax purposes. In designing the Company’s compensation programs, the Compensation Committee carefully considers the effect of this provision together with other factors relevant to its business needs. Therefore, in certain circumstances the Company may approve compensation that does not meet these requirements in order to advance the long-term interests of its stockholders. At the same time, the Company has historically taken, and intends to continue taking, reasonably practicable steps to minimize the impact of Section 162(m). Accordingly, the Compensation Committee has determined that each of the Named Executive Officers will participate under the Executive Plan for 2008.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Code and thereby changing the tax rules applicable to nonqualified deferred compensation arrangements effective January 1, 2005. While final Section 409A regulations are not effective until January 1, 2009, the Company believes it is operating in good faith compliance with Section 409A and the Interpretive guidance thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation plan is provided on page 34 under the heading Nonqualified Deferred Compensation.

Accounting.  Beginning on January 1, 2006, the Company began accounting for awards under its LTIP in accordance with the requirements of FASB Statement 123(R) (“SFAS 123(R)”).

3.	Share Ownership Guidelines

In 2007, the Company adopted share ownership guidelines for our executive officers, including the Named Executive Officers. Pursuant to the guidelines, the Named Executive Officers, including the Chief Executive Officer, are required to hold that number of Shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple is five (5) times base salary and for the other Named Executive Officers, the multiple is four (4) times base salary. A retention requirement of 35% is applied to restricted Shares upon vesting (net shares after tax withholding) and Shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. Shares owned, stock equivalents (vested/unvested units), and unvested restricted stock (pre-tax) count towards meeting ownership targets. However, stock options do not count towards meeting the target. Officers have five years from the date of hire or the date they first become subject to the policy to meet the ownership requirements.

4.	Equity Grant Practices

Determination of Option Exercise Prices.  The Compensation Committee grants stock options with an exercise price equal to the fair market value of a share of our common stock on the grant date. Under the LTIP, the fair market value of our common stock on a particular date is determined as the average of the high and low trading prices of a share of the stock on the New York Stock Exchange on that date.

Timing of Equity Grants.  The Compensation Committee generally makes annual equity compensation grants to Named Executive Officers at its first regularly scheduled meeting that occurs after the release of the Company’s earnings for the prior year (typically in February). The timing of this meeting is determined based on factors unrelated to the pricing of equity grants.

The Compensation Committee approves equity compensation awards to a newly hired Executive Officer at the time that the Board meets to approve the executive’s employment package. Generally, the date on which the Board approves the employment package becomes the grant date of the newly-hired Executive Officer’s equity compensation awards. However, if the Company and the new Executive Officer will enter into an employment agreement regarding the employment relationship, the Company requires the Executive Officer to sign his employment agreement shortly following the date of Board approval of the employment package; the later of the date on which the executive signs his employment agreement or the date that the executive begins employment becomes the grant date of these equity compensation awards.

The Company’s policy is that the grant date of equity compensation awards is always on or shortly after the date the Compensation Committee approves the grants.

Although, as discussed above, annual grants are generally made in February, under unusual circumstances grants may be made at other times during the year. For example, the economic downturn at the beginning of the current decade as well as the September 11 terrorist attacks and aftermath had a significant negative impact on the Company (and the hospitality industry generally) and its stock price. This severely weakened the retention aspect of the Company’s equity awards outstanding at the time, particularly in the case of outstanding option awards, virtually all of which had exercise prices above the then-current trading price of the Company’s common stock. To respond to this concern, the Company made the 2003 option grants in December 2002 with the intention of keeping executives focused on business results (including the Company’s stock price), restoring financial motivation to succeed and retaining the Company’s top performers.

II.	COMPENSATION COMMITTEE REPORT

The Compensation and Option Committee of the Board of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND OPTION COMMITTEE

Jean-Marc Chapus, Chairman
Eric Hippeau
Adam M. Aron

III. SUMMARY COMPENSATION TABLE

						Non-equity
				Stock	Option	incentive plan	All other
Name and Principal		Salary	Bonus	awards	awards	compensation	compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Frits Van Paasschen,	2007	270,833	1,500,000	568,350	89,315	403,800	347,402	3,179,700
Chief Executive Officer since September 24, 2007
Matthew A. Ouimet,	2007	721,000	—	897,772	273,034	639,082	1,011,005	3,541,893
President, Hotel	2006	291,667	—	170,009	51,268	564,375	473,562	1,550,881
Operations
Vasant Prabhu,	2007	617,927	—	1,497,164	890,260	550,809	85,896	3,642,056
Executive Vice President	2006	578,667	—	1,216,698	1,136,806	567,840	29,674	3,529,685
and Chief Financial Officer
Kenneth S. Siegel,	2007	583,232	—	1,618,424	829,762	585,037	51,908	3,668,363
Chief Administrative Officer,	2006	496,000	—	1,117,399	992,287	505,440	23,586	3,134,712
General Counsel
and Secretary
Raymond L. Gellein, Jr.,	2007	794,657	700,000	3,219,492	1,425,667	795,053	42,791	6,977,660
President, Global	2006	599,541	—	1,342,463	1,347,498	740,250	48,646	4,078,398
Development Group
Bruce W. Duncan,	2007	479,167	—	500,012	450,717	720,000	—	2,149,896
Chief Executive Officer
from April 1 through
September 24, 2007
Steven J. Heyer,	2007	330,766	—	—	245,613	—	251,462	827,841
Chief Executive Officer	2006	1,000,000	—	1,753,355	4,631,937	2,000,000	578,134	9,963,426
until March 31, 2007

(1)	Represents the expense recognized for financial statement reporting purposes with respect to 2007 for the fair value of restricted stock and restricted stock units granted in 2007 as well as in prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 20 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the Grants of Plan-Based Awards table on page 30 for information on awards granted in 2007.

(2)	Represents the expense recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options granted in 2007 as well as in prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 20 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the Grants of Plan-Based Awards table on page 30 for information on awards granted in 2007.

(3)	Represents cash awards paid in March 2008 and March/April 2007 with respect to 2007 and 2006, respectively, performance under the Executive Plan (for each of the Named Executive Officers for 2007 performance and for Messrs. Heyer and Ouimet for 2006 performance) and the AIP (for Messrs. Prabhu, Siegel and Gellein for 2006 performance), as discussed under the Annual Incentive Compensation section beginning on page 16. Cash incentive awards exclude the following amounts that were deferred into deferred stock units (Executive Plan) or shares of restricted stock (AIP) and increased by 33% in accordance with the Executive Plan and AIP:

Name	2006 Amount Deferred	2007 Amount Deferred

Van Paasschen	—	134,600
Ouimet	188,125	213,028
Prabhu	189,280	183,603
Siegel	168,480	195,013
Gellein	246,750	—
Duncan	—	240,000
Heyer	—	—

(4)	Pursuant to SEC rules, perquisites and personal benefits are not reported for any Named Executive Officer for whom such amounts were less than $10,000 in the aggregate for 2007 and 2006 but must be identified by type for each Named Executive Officer for whom such amounts were equal to or greater than $10,000 in the aggregate. In that regard, the All Other Compensation column of the Summary Compensation Table includes perquisites and other personal benefits consisting of the following: annual physical examinations, COBRA premiums paid by the Company, Company contributions to the Company’s tax-qualified 401(k) plan, country club dues, dividends on restricted stock, legal fees paid by the Company, personal use of Company automobiles, rent and utilities paid by the Company, spousal accompaniment while on business travel, and tax and financial planning services. SEC rules require specification of the cost of any perquisite or personal benefit when this cost exceeds $25,000. This applies to Mr. Heyer’s personal travel (discussed below). It also applies to Mr. Ouimet’s commuting via commercial air carriers and chartered aircraft, which had an aggregate cost of $892,204 ($53,594 commercial, based on actual ticket cost, and $838,610 charter, based on actual charter fees) in 2007 and $197,036 ($33,130 commercial, based on actual ticket cost, and $163,906 charter, based on actual charter fees) in 2006, and his relocation benefits, which had an aggregate cost 2006 of $122,756 (the amount paid to the relocation company) and $68,547 in 2007. These amounts are included in the All Other Compensation column.

The amount reported as All Other Compensation for Mr. Heyer does not include business travel expenses incurred by Mr. Heyer that the Company determined do not constitute perquisites or personal benefits. For example, the employment agreement between the Company and Mr. Heyer provided that in addition to Mr. Heyer’s office at the Company’s headquarters in White Plains, New York, the Company would provide Mr. Heyer with an office in Atlanta and reimburse Mr. Heyer for travel from the Company’s Atlanta office to the Company’s headquarters office in White Plains, not exceeding an average of one round trip per week. For income tax purposes, Mr. Heyer is a resident of the State of Georgia. The net aggregate incremental cost to the Company for (i) Mr. Heyer’s travel on the Company-owned airplane or chartered aircraft between New York and Atlanta, (ii) the use of a car and driver while in New York, and (iii) stays at our hotels in the New York area was $349,869 in 2007 and $866,178 in 2006. The net aggregate incremental cost of Mr. Heyer’s personal use of the Company-owned plane and chartered aircraft was $33,122 in 2007 and $284,669 in 2006. The value of the hotel stays for Mr. Heyer was determined on the same basis as payments to hotels for guests staying under the Starwood Preferred Guest Program. Chartered aircraft were used when the Company-owned airplane was out of service. The Company’s use of chartered aircraft increased in 2006 because maintenance issues caused the Company-owned airplane to be out of service. The Company received a recovery from the maintenance company, and the amount of the recovery been taken into account to reduce the cost reported for personal use of the airplane as well as for the trips between New York and Atlanta for Mr. Heyer.

Prior to his promotion to President — Global Development Group, Mr. Gellein was Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc. (Formerly Vistana, Inc.), the Company’s vacation ownership subsidiary, and maintained an office at its headquarters in Orlando, Florida. The aggregate incremental cost to the Company without deducting costs attributable to business use for (i) Mr. Gellein’s travel on the Company-owned airplane or chartered aircraft between New York and Orlando, (ii) ground transportation costs and (iii) stays at our hotels in the New York area was $1,092,081 in 2007 and $418,599 in 2006. The value of the hotel stays for Mr. Gellein was determined based on the actual amounts billed to Mr. Gellein and reimbursed by the Company.

For income tax purposes, Mr. Duncan is a resident of the State of Illinois. The aggregate incremental cost to the Company for (i) Mr. Duncan’s travel on commercial aircraft, the Company-owned airplane or chartered aircraft between New York and Chicago, (ii) ground transportation costs and (iii) stays at our hotels in the New York area was $254,363 in 2007. The value of hotel stays for Mr. Duncan was determined based on the actual amounts billed to Mr. Duncan and reimbursed by the Company. The net aggregate incremental cost to the Company of Mr. Van Paasschen’s personal use of the Company-owned plane and chartered aircraft was $165,606 in 2007. For 2007, also includes relocation benefits which had an aggregate cost of $132,275 and the reimbursement of $44,556 for legal fees incurred in connection with the negotiation of his employment agreement. These amounts are included in the All Other Compensation column. The cost of the Company-owned plane includes the cost of fuel, ground services and landing fees, navigation and telecommunications, catering and aircraft supplies, crew expenses, aircraft cleaning and an allocable share of maintenance. Pursuant to SEC rules, the following table specifies the value for each element of All Other Compensation not specified above other than perquisites and personal benefits that is valued in excess of $10,000.

		Dividend		Premiums Paid by
	Rent &	Equivalents on	Tax & Financial	Company for Life	Tax Gross-Up
	Utilities	Restricted Stock	Services	Insurance($)	Payments
Name	($) (2007)	($) (2007)	($) (2007)	(2006)	($) (2006)

Ouimet	25,992	—	—	—	126,698
Prabhu	—	63,530	—	—	—
Heyer	—	123,807	69,608	142,750	102,858

IV.	GRANTS OF PLAN-BASED AWARDS

							All Other		All Other
	Grant						Stock		Option
	Date (or						Awards:		Awards:	Exercise	Grant Date
	year with						Number of		Number of	or Base	Fair Value
	respect to	Estimated Future Payouts Under				Compensation	Shares of		Securities	Price of	of Stock
	non-equity	Non-Equity Incentive Plan Awards(1)				Committee	Stock or		Underlying	Option	and Option
	incentive plan	Threshold	Target	Maximum		Approval	Units		Options	Awards	Awards
Name	award)	($)	($)	($)		Date	(#)		(#) (2)	($/Sh)	($) (3)

Van Paasschen	9/24/07					8/30/07			63,895	58.69	1,331,521
	9/24/07					8/30/07	63,895	(7)			3,749,998
	9/24/07					8/30/07	25,558	(7)			1,499,999
	2007	0	2,000,000	9,000,000	(8)
Ouimet	2/28/07					2/12/07			34,538	65.15	715,804
	2/28/07					2/12/07	34,538	(6)			2,249,978
	3/01/07					(4)	3,866	(4)			250,208
	2007	181,300	725,200	1,359,750
Prabhu	2/28/07					2/12/07			34,538	65.15	715,804
	2/28/07					2/12/07	34,538	(6)			2,249,978
	3/01/07					(5)	3,890	(5)			251,761
	2007	156,258	625,032	1,171,935
Siegel	2/28/07					2/12/07			34,538	65.15	715,804
	2/28/07					2/12/07	34,538	(6)			2,249,978
	3/01/07					(5)	3,462	(5)			224,061
	2007	150,010	600,038	1,125,071
Gellein	2/28/07					2/12/07			40,295	65.15	835,118
	2/28/07					2/12/07	40,295	(6)			2,625,018
	3/01/07					(5)	5,071	(5)			328,195
	2007	187,513	750,050	1,406,344
Duncan	5/24/07					5/23/07			44,225	67.84	901,434
	5/24/07					5/23/07	14,742	(6)			1,000,024
	2007	0	2,000,000	9,000,000	(8)

(1)	Represents the potential values of the awards granted to the Named Executive Officers under the Executive Plan or the AIP, as applicable, if the threshold, target and maximum goals are satisfied for all applicable performance measures. See detailed discussion of these awards in section V. below.

(2)	The options generally vest in equal installments on the first, second, third and fourth anniversary of their grant. If the grantee is eligible for retirement, the options vest upon the completion of 18 months of continuous service from the grant date.

(3)	Represents the fair value of the awards disclosed in columns (g) and (h) on their respective grant dates. For restricted stock and restricted stock units, fair value is calculated in accordance with SFAS 123(R) using the average of the high and low price of the Company’s stock on the grant date. For stock options, fair value is calculated in accordance with SFAS 123(R) using a lattice valuation model. For additional information, refer to Note 20 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	On March 1, 2007, in accordance with the Executive Plan, 25% of Mr. Ouimet’s annual bonus with respect to 2006 performance was credited to a deferred stock unit account on the Company’s balance sheet, which number of shares was increased by 33%. These deferred stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant. Dividends are paid to Mr. Ouimet in amounts equal to those paid to holders of shares of Company stock. No separate Compensation Committee approval was required for these shares, which are provided by plan terms.

(5)	On March 1, 2007, in accordance with the AIP, 25% of Messrs. Prabhu’s, Siegel’s and Gellein’s annual bonus with respect to 2006 performance was paid in shares of restricted stock, which number of shares was increased by 33%. These shares of restricted stock generally vest in equal installments on the first and second anniversary of their grant. Dividends are paid to holders of such restricted stock awards in amounts equal to those paid to holders of shares of Company stock. No separate Compensation Committee approval was required for these shares, which are provided by plan terms.

(6)	These awards generally vest 50% on each of the third and fourth anniversary of their grant date. If the grantee is eligible for retirement, the award vests upon the completion of 18 months of continuous service from the grant date. Mr. Duncan’s restricted stock award provided for accelerated vesting of 50% upon his termination as Chief Executive Officer on an interim basis with the remaining 50% continuing to vest in accordance with its terms.

(7)	Upon the commencement of Mr. Van Paasschen’s employment with the Company, he received option and restricted stock awards in accordance with his employment agreement. The options vest in equal installments on the first, second, third and fourth anniversaries of their grant. The restricted stock will vest 50% on each of the third and fourth anniversary of the grant date. The restricted stock units vest on the first anniversary of the date of grant but are not converted into Shares until the third anniversary of the date of grant.

(8)	Represents the maximum amount payable to any participant under the terms of the Executive Plan.

V.	NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS SECTION

We describe below the Executive Plan awards granted to our Named Executive Officers for 2007. These awards are reflected in both the Summary Compensation Table on page 27 and the Grants of Plan-Based Awards table on page 30.

Mr. Van Paasschen and Mr. Duncan each received an incentive award in March 2008 relating to their 2007 performance. Under the terms of their respective employment agreements, Messrs. Van Paasschen and Duncan were each entitled to receive at least a pro-rata target bonus. The Committee awarded the minimum amount pursuant to the employment agreement and did not exercise any discretion with respect thereto.

Each of the other Named Executive Officers (other than Mr. Heyer) received an award in March 2008 relating to his 2007 performance. The table below presents for each such Named Executive Officer his salary, target as both a percentage of salary and a dollar amount, actual award, the portion of the award that is deferred into restricted stock units and the 33% increase in this restricted stock units.

							Increased
		Award				Award Deferred	Award Deferred
		Target				into Restricted	into Restricted
		Relative	Award		Actual	Stock/Restricted	Stock/Restricted
	Salary	to Salary	Target		Award	Stock Units	Stock Units
Name	($)	(%)	($)		($)	($)	($)

Van Paasschen	1,000,000	200	538,400	(1)	538,400	134,600	179,018
Ouimet	725,200	100	725,200		852,110	213,028	283,327
Prabhu	625,032	100	625,032		734,412	183,603	244,192
Siegel	600,038	100	600,038		780,050	195,013	259,367
Gellein	750,050	100	750,050		795,053	—	—
Duncan	1,000,000	200	2,000,000		960,000	240,000	319,200

(1)	Mr. Van Paasschen’s target bonus is $2,000,000. Amount reflected has been adjusted to reflect pro-rata portion of bonus given Mr. Van Paasschen’s start date with the Company.

The following factors contributed to the Compensation Committee’s determination of the 2007 AIP awards for these Named Executive Officers:

•	the Company’s 2007 financial performance as measured by operating income and earnings per share;

•	the 2007 PMP ratings assigned to such executives; and

•	the bonuses paid to executive officers performing comparable functions in peer companies.

VI.	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock options, unvested restricted stock and unvested restricted stock units. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing price of Company stock on December 31, 2007, which was $44.03.

		Option Awards				Stock Awards
		Number of	Number of					Market Value
		Securities	Securities			Number of		of Shares
		Underlying	Underlying			Shares or		or Units of
		Unexercised	Unexercised			Units of Stock		Stock That
		Options-	Options	Option	Option	That Have		Have Not
	Grant	Exercisable	Unexercisable	Exercise Price	Expiration	Not Vested		Vested
Name	Date	(#) (1) (2)	(#) (1) (2)	($) (1)	Date	(#) (1)		($)

Van Paasschen	9/24/2007		63,895	58.69	9/24/2015
	9/24/2007					63,895	(3)	2,813,297
	9/24/2007					25,558	(3)	1,125,319
Ouimet	2/28/2007		34,538	65.15	2/28/2015
	8/01/2006	7,483	22,448	52.52	8/1/2014
	8/01/2006					13,425	(3)	591,103
	8/01/2006					9,918	(3)	436,690
	2/28/2007					34,538	(3)	1,520,708
	3/01/2007					2,577	(4)	113,465
Prabhu	2/02/2004	61,200	61,100	29.02	2/2/2012
	2/18/2004	12,220	12,220	31.71	2/18/2012
	2/10/2005	41,243	41,242	48.39	2/10/2013
	2/07/2006	19,979	59,934	48.80	2/7/2014
	2/28/2007		34,538	65.15	2/28/2015
	2/10/2005					27,495	(3)	1,210,605
	2/07/2006					30,736	(3)	1,353,306
	3/01/2006					1,969	(5)	86,695
	2/28/2007					34,538	(3)	1,520,708
	3/01/2007					3,890	(5)	171,277
Siegel	2/18/2004		30,550	31.71	2/18/2012
	2/10/2005		45,824	48.39	2/10/2013
	2/07/2006		63,396	48.80	2/7/2014
	2/28/07		34,538	65.15	2/28/2015
	2/10/2005					30,550	(3)	1,345,117
	2/07/2006					32,274	(3)	1,421,024
	3/01/2006					1,774	(5)	78,109
	2/28/2007					34,538	(3)	1,520,708
	3/01/2007					3,462	(5)	152,432

		Option Awards				Stock Awards
		Number of	Number of					Market Value
		Securities	Securities			Number of		of Shares
		Underlying	Underlying			Shares or		or Units of
		Unexercised	Unexercised			Units of Stock		Stock That
		Options-	Options	Option	Option	That Have		Have Not
	Grant	Exercisable	Unexercisable	Exercise Price	Expiration	Not Vested		Vested
Name	Date	(#) (1) (2)	(#) (1) (2)	($) (1)	Date	(#) (1)		($)

Gellein	10/01/2002	7,637		18.42	10/01/2010
	12/23/2002	24,440		20.36	12/23/2010
	10/01/2003	15,274		28.99	10/1/2011
	2/18/2004	61,650	30,550	31.71	2/18/2012
	2/10/2005	38,188	38,187	48.39	2/10/2013
	2/23/2006	70,696		52.25	2/23/2014
	2/28/2007	40,295		65.15	2/28/2015
	2/10/2005					25,457	(3)	1,120,872
	3/01/2006					2,080	(5)	91,582
	3/01/2007					5,071	(5)	223,276
Duncan	5/24/2007	22,113	22,113	67.84	5/24/2015
	5/24/2007					7,371	(3)	324,545

(1)	In connection with the Host Transaction, Starwood’s stockholders received 0.6122 Host shares and $0.503 in cash for each of their Class B Shares. Holders of Starwood employee stock options and restricted stock did not receive this consideration while the market price of the Company’s publicly traded shares was reduced to reflect the payment of this consideration directly to the holders of the Class B Shares. In order to preserve the value of the Company’s restricted stock and options immediately before and after the Host Transaction, the Company increased the number of shares of restricted stock and adjusted its stock options to reduce the strike price and increase the number of stock options using the intrinsic value method based on the Company’s stock price immediately before and after the transaction. The stock and option information above reflects the number of shares and options granted and the option exercise prices after these adjustments were made.

(2)	These options generally vest in equal installments on the first, second, third and fourth anniversary of their grant. For options granted in 2006 and 2007, if the grantee is eligible for retirement, the options vest upon the completion of 18 months of continuous service from the grant date. For options granted prior to 2006, if the grantee is eligible for retirement, the options continue to vest following retirement (subject to compliance with a non-compete covenant) with the exercise period limited to five years from retirement (or the remainder of the option term if less).

(3)	These shares of restricted stock or restricted stock units granted prior to 2007 generally vest upon the third anniversary of their grant date. For awards granted in 2007, the restricted stock or restricted stock units generally vest 50% on each of the third and fourth anniversaries of their grant date. For awards granted in 2006 and 2007, if the grantee is eligible for retirement, the shares vest upon the completion of 18 months of continuous service from the grant date. For awards granted prior to 2006, if the grantee is eligible for retirement, the shares continue to vest following retirement subject to compliance with a non-compete covenant.

(4)	These deferred restricted stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, subject to acceleration in the event certain performance criteria are met.

(5)	These shares of restricted stock generally vest in equal installments on the first and second anniversary of their grant.

VII. OPTION EXERCISES AND STOCK VESTED

The following table discloses, for each Named Executive Officer, (i) shares of Company stock acquired pursuant to exercise of stock options during 2007, (ii) shares of restricted Company stock that vested in 2007, and (iii) shares of Company stock acquired in 2007 on account of vesting of restricted stock units. The table also discloses the value realized by the Named Executive Officer for each such event, calculated prior to the deduction of any applicable withholding taxes and brokerage commissions.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired Upon	Value Realized
	Upon Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Van Paasschen	—	—	—	—
Ouimet	—	—	—	—
Prabhu	—	—	32,629	2,158,505
Siegel	97,508	2,843,121	14,177	958,365
Gellein	—	—	78,582	4,563,945
Duncan	—	—	7,371	432,604
Heyer	—	—	73,959	4,578,667

VIII. NONQUALIFIED DEFERRED COMPENSATION

The Company’s Deferred Compensation Plan (the “Plan”) permits eligible executives, including our Named Executive Officers, to defer up to 100% of their Executive Plan or AIP bonus, as applicable, and up to 75% of their base salary for a calendar year. The Company does not contribute to the Plan. Prior to his departure, Mr. Heyer made deferrals under the Plan, but no other Named Executive Officer has made deferrals under the Plan. Following his departure from the Company, Mr. Heyer received a distribution in October 2007 in accordance with his elections at the time of deferral. The general terms of the Plan are described below (different rules apply to amounts deferred prior to 2005).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Van Paasschen	—	—	—	—	—
Ouimet	—	—	—	—	—
Prabhu	—	—	—	—	—
Siegel	—	—	—	—	—
Gellein	—	—	—	—	—
Duncan	—	—	—	—	—
Heyer	—	—	—	1,425,280	—

Deferral elections are made in December for base salary paid in pay periods beginning in the following calendar year. Deferral elections are made in June for annual incentive awards that are earned for performance in that calendar year. Deferral elections are irrevocable.

Elections as to the time and form of payment are made at the same time as the corresponding deferral election. A participant may elect to receive payment on February 1 of a calendar year while still employed or either 6 or 12 months following employment termination. Payment will be made immediately in the event a participant terminates employment on account of death, disability or on account of certain changes in control. A participant may elect to receive payment of his account balance in either a lump sum or in annual installments, so long as the account balance exceeds $50,000; otherwise payment will be made in a lump sum.

If a participant elects an in-service distribution, the participant may change the scheduled distribution date or form of payment so long as the change is made at least 12 months in advance of the scheduled distribution date. Any such change must provide that distribution will commence at least five years later than the scheduled distribution date. If a participant elects to receive distribution upon employment termination, that election and the corresponding form of payment election are irrevocable. Withdrawals for hardship that results from an unforeseeable emergency are available, but no other unscheduled withdrawals are permitted.

The Plan uses the investment funds listed below as potential indices for calculating investment returns on a participant’s Plan account balance. The deferrals the participant directs for investment into these funds are adjusted based on a deemed investment in the applicable funds. The participant does not actually own the investments that he selects. The Company may, but is not required to, make identical investments pursuant to a variable universal life insurance product. When it does, participants have no direct interest in this life insurance.

1-Year Annualized
Rate of Return
Name of Investment Fund	(as of 1/31/08)

Nationwide NVIT Money Market — Class V	4.27%
PIMCO VIT Total Return — Admin Shares	12.28%
Fidelity VIP High Income — Service Class	−0.42%
Nationwide NVIT Inv Dest Moderate — Class 2	0.45%
T. Rowe Price Equity Income — Class II	−2.88%
Dreyfus Stock Index — Initial Shares	−2.92%
Dreyfus VIF Appreciation — Initial Shares	−0.30%
Fidelity VIP II Contrafund — Service Class	5.08%
Fidelity VIP Growth — Service Class	11.80%
Nationwide NVIT Mid Cap Index — Class I	−2.96%
Oppenheimer Mid Cap VA — Non-Service Shares	−5.57%
Dreyfus IP Small Cap Stock Index — Service Shares	−7.87%
Fidelity VIP Overseas — Service Class	5.35%
AIM V.I. International Growth — Series I Shares	3.26%

IX.	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company provides certain benefits to our Named Executive Officers in the event of employment termination, both in connection with a change in control and otherwise. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified retirement savings plan, disability insurance benefits and life insurance benefits. These benefits are described below.

A.	Termination Before Change in Control: Involuntary Other than for Cause, Voluntary for Good Reason, Death or Disability

Pursuant to Mr. van Paaschen’s employment agreement, if Mr. Van Paasschen’s employment is terminated by the Company other than for cause or by Mr. Van Paasschen for good reason, the Company will pay Mr. Van Paasschen as a severance benefit (i) two times the sum of his base salary and target annual bonus, (ii) a pro rated target bonus for the year of termination and (iii) Mr. Van Paasschen’s sign on restricted stock unit award (25,558 units) would be payable. None of the other equity awards granted to Mr. Van Paasschen would be accelerated. If Mr. Van Paasschen’s employment were terminated because of his death or permanent disability, Mr. Van Paasschen (or his estate) would be entitled to receive a pro rated target bonus for the year of termination and all of his equity awards would accelerate and vest.

Pursuant to Mr. Ouimet’s employment agreement, if Mr. Ouimet’s employment is terminated by the Company other than for cause or by Mr. Ouimet for good reason during the first two years of employment, the Company will pay Mr. Ouimet as a severance benefit (i) base salary and target annual incentive through July 1, 2009, (ii) continued health benefit coverage, at active employee rates, for the same period, and (iii) accelerated vesting of Mr. Ouimet’s sign-on equity award. If Mr. Ouimet’s employment is terminated by the Company other than for cause or by Mr. Ouimet for good reason after the first two years of employment, the Company shall pay him as a severance benefit (i) his base salary for twelve months, (ii) his target annual incentive for one year, (iii) 50% of his target annual incentive pro-rated for the number of days elapsed in the calendar year to the date of termination; (iv) continued heath benefit coverage, at active employee rates, for twelve months; and (v) accelerated vesting of his sign-on equity award. Pursuant to a letter agreement entered into on August 14, 2007, Mr. Ouimet will also be entitled to acceleration of 50% of his then unvested restricted stock and options if he is terminated without cause prior to September 24, 2009.

Pursuant to Mr. Siegel’s employment agreement, in the event Mr. Siegel’s employment is terminated by the Company without cause, Mr. Siegel will receive severance benefits of twelve months of base salary plus 100% of his target annual incentive and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. Pursuant to a letter agreement entered into on August 14, 2007, Mr. Siegel will also be entitled to acceleration of 50% of his then unvested restricted stock and options if he is terminated without cause prior to September 24, 2009.

Pursuant to his employment agreement, if Mr. Prabhu’s employment is terminated by the Company without cause or by Mr. Prabhu voluntarily with good reason, he will receive severance benefits equal to one year’s base salary and he will be reimbursed for COBRA expenses minus his last level of contribution for up to twelve months following termination. In addition, the Company will accelerate the vesting of 50% of Mr. Prabhu’s unvested restricted stock and options. The Company entered into a letter agreement on August 14, 2007 confirming the terms of the agreement as it relates to the acceleration of 50% of Mr. Prabhu’s unvested restricted stock and options.

Pursuant to his employment agreement, if Mr. Gellein’s employment is terminated by the Company without cause or by Mr. Gellein voluntarily with good reason, he will receive severance benefits equal to one year’s base salary plus one year’s target bonus and he will be reimbursed for COBRA expenses minus his last level of contribution for up to twelve months following termination. In addition, the Company will accelerate the vesting of all of Mr. Gellein’s unvested restricted stock and options.

B.	Termination in the Event of Change in Control

On August 2, 2006, the Company and each of Messrs. Prabhu, Ouimet, Siegel and Gellein entered into severance agreements. Each severance agreement provides for a term of three years, with an automatic one-year extension until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as described below) occurs, the agreement will continue for at least 24 months following the date of such Change in Control.

Each agreement provides that if, following a Change in Control, the executive’s employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement), the executive would receive the following in addition to the items described in A. above:

•	two times the sum of his base salary plus the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs;

•	continued medical benefits for two years, reduced to the extent benefits of the same type are received by or made available to the executive from another employer;

•	a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded to the executive for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon the continued employment of the executive until a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to the executive for all then uncompleted periods under any such plan that the executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award;

•	immediate vesting of stock options and restricted stock held by the executive under any stock option or incentive plan maintained by the Company;

•	outplacement services suitable to the executive’s position for a period of two years or, if earlier, until the first acceptance by the executive of an offer of employment, the cost of which will not exceed 20% of the executive’s base salary;

•	a lump sum payment of the executive’s deferred compensation paid in accordance with Section 409A distribution rules; and

•	immediate vesting of all unvested 401(k) contributions in the executive’s 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of the executive’s termination of employment.

In addition, to the extent that any executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the executive would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

Under the severance agreements, a “Change in Control” is deemed to occur upon any of the following events:

•	any person becomes the beneficial owner of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company;

•	a majority of the directors cease to serve on the Company’s Board in connection with a successful hostile proxy contest;

•	a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than:

a merger or consolidation in which securities of the Company would represent at least 70% of the voting power of the surviving entity; or

a merger or consolidation effected to implement a recapitalization of the Company in which no person becomes the beneficial owner of 25% or more of the voting power of the Company; or

•	approval of a plan of liquidation or dissolution by the stockholders or the consummation of a sale of all or substantially all of the Company’s assets, other than a sale to an entity in which the Company’s stockholders would hold, at least 70% of the voting power in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a “Change in Control” does not include a transaction in which Company stockholders continue to hold substantially the same proportionate ownership in the entity which would own all or substantially all of the Company’s assets following such transaction. Mr. Van Paasschen’s employment agreement provides that he would be entitled to the following benefits if his employment were terminated without cause or he resigned with good reason following a Change in Control:

•	two times the sum of his base salary plus the average of the annual bonuses earned in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs;

•	a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon his continued employment until a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to him for all then uncompleted periods under any such plan that he would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award;

•	immediate vesting of stock options and restricted stock held under any stock option or incentive plan maintained by the Company;

•	a lump sum payment of his deferred compensation paid in accordance with Section 409A distribution rules; and

•	immediate vesting of all unvested 401(k) contributions in his 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of his termination of employment.

In addition, to the extent that Mr. Van Paasschen becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, he would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

C.	Named Executive Officer Departures

1.	Mr. Heyer

Effective March 31, 2007, Mr. Heyer resigned his positions as Chief Executive Officer of the Company and as a member of its Board of Directors. In connection with Mr. Heyer’s resignation, the Company entered into an agreement and general release of claims with Mr. Heyer (the “Release Agreement”) pursuant to which Mr. Heyer’s employment agreement dated September 20, 2004, and amended as of May 4, 2005 (the “Employment Agreement”), was terminated effective March 31, 2007.

The Release Agreement provides for Mr. Heyer receiving the following: (i) cash incentive compensation for 2006 in the gross amount of $2,000,000 (the “Bonus”), (ii) issuance of 73,959 shares of Company stock to Mr. Heyer in settlement of his restricted stock units that were vested as of March 31, 2007 (valued at $4,796,241 based on the $64.85 per share closing price of the Company’s common stock on March 30, 2007, the last trading day prior to March 31, 2007), (iii) payment of Mr. Heyer’s account balance under the Starwood Hotels & Resorts Worldwide, Inc. Deferred Compensation Plan in accordance with the terms of such plan and Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, as described in the section entitled Nonqualified Deferred Compensation on page 34 ($1,712,641 as of March 31, 2007); and (iv) reimbursement for 21 unused vacation days (valued at $80,769) and for business expenses incurred on or prior to March 31, 2007. The Company also agreed to take all actions reasonably requested by Mr. Heyer to transfer to Mr. Heyer, at no cost to Mr. Heyer, the Company’s interest in the life insurance policy maintained on Mr. Heyer’s life (valued at $117,407 effective March 31, 2007). In addition, all outstanding stock options and restricted stock units that were unvested as of March 31, 2007 were canceled. Other than the amounts specified above, Mr. Heyer received no severance pay or benefits on account of his resignation and received no additional benefits other than those set forth in his employment agreement for a voluntary resignation without good reason.

Pursuant to the Release Agreement, Mr. Heyer agreed to release the Company, its affiliates and their directors, officers and employees from any claims that he may have against any of them. The Company agreed to release Mr. Heyer from any claims arising out of Mr. Heyer’s exercise of any restricted stock awards or stock option grants during his employment with the Company. In addition, Mr. Heyer agreed that until March 31, 2009, he will not (i) acquire any equity securities of the Company, offer to enter into any change of control of the Company, or propose or disclose any request for consent to any of the foregoing; (ii) engage in any business that competes with the Company in any geographic area where the Company then conducts business; or (iii) solicit any of the Company’s employees or customers.

2.	Mr. Gellein

In December 2007, Mr. Gellein’s employment agreement was amended in connection with his retirement, which was to be no later than March 31, 2008. Pursuant to the amendment, Mr. Gellein’s 2007 equity awards were amended to provide for their immediate vesting. In addition, the Compensation Committee exercised its discretion not to defer (or subject to gross up) 25% of Mr. Gellein’s bonus award for the 2007 performance year that was paid on March 1, 2008 and subject to the satisfaction of the financial targets established for the Annual Incentive Plan for Certain Executives, agreed to set the individual component of his bonus at no less than target. The Compensation Committee approved the amendment in recognition of Mr. Gellein’s years of devoted service to the Company and his willingness to accept the new role as President, Global Development Group in 2006. In addition, the Compensation Committee took into consideration that Mr. Gellein would be subject to non-competition provisions following his retirement.

3.	Mr. Duncan

In September 2007, with the hiring of Mr. Van Paasschen, Mr. Duncan ceased being Chief Executive Officer on an interim basis and resumed his position as Non-executive Chairman of the Board. In connection therewith, the vesting of 50% of Mr. Duncan’s equity grant for serving as Chief Executive Officer was accelerated. The remaining 50% will continue to vest in accordance with its terms, with service as a director counting as continued employment for purposes of the awards. In addition, because he served as Chief Executive Officer on an interim basis, Mr. Duncan became entitled to receive at least a pro-rata target bonus for 2007 performance. $960,000 was paid on March 1, 2008 to satisfy this obligation (with 25% of such amount being deferred into stock units and grossed up by 33% pursuant to the Executive Plan). The bonus amount is reflected in the summary compensation table set forth above.

D.	Estimated Payments Upon Termination

The tables below reflect the estimated amounts payable to Messrs. Van Paasschen, Ouimet, Siegel, Prabhu and Gellein in the event their employment with the Company had terminated on December 31, 2007 under various circumstances, and includes amounts earned through that date. The actual amounts that would become payable in the event of an actual employment termination can only be determined at the time of such termination.

Given that Messrs. Duncan and Heyer were not employed by the Company as of December 31, 2007 and that quantitative disclosure of the amounts payable to them in connection therewith has been provided in Section C. above, the Company has not included in this section quantitative disclosure of the payments that might have been made to them in the event their employment had terminated on December 31, 2007.

1.	Involuntary Termination without Cause or Voluntary Termination for Good Reason

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause or a voluntary termination for good reason outside of the change in control context.

	Severance	Medical	Vesting of	Vesting of
	Pay	Benefits	Restricted Stock	Stock Options	Total
Name	($)	($)	($)	($)	($)

Van Paasschen	4,749,900	0	1,125,319	0	5,875,219
Ouimet	2,296,418	21,413	1,549,328	0	3,867,159
Siegel(1)	1,200,076	19,699	2,258,695	188,246	3,666,716
Prabhu	625,032	10,260	2,171,296	533,916	3,340,504
Gellein	1,500,100	7,451	1,435,730	376,492	3,319,773

(1)	Mr. Siegel’s employment agreement provides for payments in the event of involuntary termination other than for cause but does not provide for payments in the event of voluntary termination for good reason.

2.	Termination on Account of Death or Disability

			Vesting of	Vesting of
	Severance	Medical	Restricted	Stock
	Pay	Benefits	Stock	Options	Total
Name	($)	($)	($)	($)	($)

Van Paasschen	538,000	0	3,938,616	0	4,476,616
Ouimet	0	0	2,661,966	0	2,661,966
Siegel	1,200,076	19,699	4,517,390	376,492	6,113,657
Prabhu	625,032	10,260	4,342,591	1,067,832	6,045,715
Gellein	750,050	0	1,435,730	376,492	2,562,272

3.	Change in Control

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause following a change in control or a voluntary termination with good reason following a change in control.

			Vesting of	Vesting of
	Severance	Medical	Restricted	Stock	Outplace-	401(k)	Tax
	Pay	Benefits	Stock	Options	ment	Payment	Gross Up		Total
Name	($)	($)	($)	($)	($)	($)	($)		($)

Van Paasschen	8,000,000	39,408	3,938,616	0	0	0	3,855,216	(1)	15,833,240
Ouimet	3,680,600	27,048	2,661,966	0	145,040	0	1,942,641	(1)	8,457,295
Siegel	3,147,954	39,398	4,517,390	376,492	99,840	0	0		8,181,074
Prabhu	3,389,336	20,520	4,342,591	1,067,832	125,006	0	0		8,945,285
Gellein	3,987,200	14,902	1,435,730	376,492	150,010	0	0		5,964,334

(1)	If the amount of severance pay and other benefits payable on change in control is greater than three times certain base period taxable compensation for Messrs. Van Paasschen and Ouimet, a 20% excise tax is imposed on the excess amount of such severance pay and other benefits. Because of Messrs. Van Paasschen’s and Ouimet’s recent hires, their base period taxable compensation does not reflect the total compensation paid to such executives, artificially increasing the excise tax that would apply on a change in control and, correspondingly, the tax-gross up payment due under the estimate.

X.	DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based awards to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that members of the Board spend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors. The Company revised the compensation structure for directors in the summer of 2007 and the current structure is described below.

Under the Company’s director share ownership guidelines, each Director is required to acquire Shares (or deferred compensation stock equivalents) that have a market price equal to two times the annual director’s fees paid to such director. New directors are given a period of three years to satisfy this requirement.

Company employees who serve as members of the Board receive no fees for their services in this capacity. Non-employee members of the Board (“Directors”) receive compensation for their services as described below.

A.	Annual Fees

Each Director receives an annual fee in the amount of $80,000, payable in four equal installments of Shares issued under our LTIP. The number of Shares to be issued is based on the fair market value of a Share on the previous December 31.

A Director may elect to receive up to one half of the annual fee in cash and to defer (at an annual interest rate of LIBOR plus 1 1/2% for deferred cash amounts) any or all of the annual fee payable in cash. Deferred cash amounts are payable in accordance with the Director’s advance election. A Director is also permitted to elect to defer to a deferred unit account any or all of the annual fee payable in shares of Company stock. Deferred stock amounts are payable in accordance with the Director’s advance election.

Directors serving as members of the Audit Committee received an additional annual fee in cash of $10,000 ($25,000 for the chairman of the Audit Committee). The chairperson of each other committee of the Board received an additional annual fee in cash of $10,000. For 2007, the Chairman of the Board received an additional retainer of $150,000, payable quarterly in Shares.

B.	Attendance Fees

Directors do not receive fees for attendance at meetings. However, the Company reimburses Directors for expenses they incurred related to 2007 meeting attendance, including attendance by spouses at one meeting each year.

C.	Equity grant

Prior to 2008, each Director received an annual grant (made at the same time as the annual grant is made to other employees) under our LTIP of a nonqualified stock option with respect to 4,500 shares of Company stock with an exercise price equal to the fair market value of the shares on the option grant date. The options are fully vested and exercisable upon grant and are scheduled to expire eight years after the grant date. Beginning in 2008, each Director will receive an annual equity grant (made at the same time as the annual grant is made to other employees) under our LTIP with a value of $100,000. The equity grant will be delivered 50% in stock units and 50% in stock options. The number of stock units is determined by dividing the value ($50,000) by the average of the high and low price on the date of grant. The number of options is determined by dividing the value ($50,000) by the average of the high and low price on the date of grant (also the exercise price) and multiplying by three. The options are fully vested and exercisable upon grant and are scheduled to expire eight years after the grant date.

D.	Starwood Preferred Guest Program Points and Rooms

In 2007, each Director received an annual grant of 750,000 Starwood Preferred Guest (“SPG”) Points to encourage our Directors to visit and personally evaluate our properties.

E.	Other Compensation

The Company makes available to the Chairman of the Board administrative assistant services and health insurance coverage on terms comparable to those available to Starwood executives until the Chairman turns 70 years old and thereafter on terms available to Company retirees (including required contributions). The Company also reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, expenses related to attendance by spouses.

We have summarized the compensation paid by the Company to our non-employee Directors in 2007 in the table below.

		Stock
	Fees Earned	Awards (2)	Option	All Other
	or Paid in Cash	(3)	Awards (4)	Compensation (5)	Total
Name of Director(1)	($)	($)	($)	($)	($)

Adam M. Aron	12,250	65,070	86,270	12,676	176,266
Charlene Barshefsky	7,750	65,070	86,270	17,329	176,419
Jean-Marc Chapus	17,250	65,070	86,270	13,879	182,469
Bruce W. Duncan	6,000	127,070	86,270	83,751	303,091
Lizanne Galbreath	44,750	65,070	86,270	14,703	210,793
Eric Hippeau	10,500	65,070	86,270	29,452	191,292
Stephen R. Quazzo	16,250	65,070	86,270	12,946	180,536
Thomas O. Ryder	53,250	65,070	86,270	24,279	228,869
Kneeland C. Youngblood	63,000	32,472	86,270	—	181,742

(1)	Mr. Van Paasschen is not included in this table because he was an employee of the Company and thus received no compensation for his services as a Director. Mr. Van Paasschen’s 2007 compensation from the Company is disclosed in the Summary Compensation Table on page 27. For Mr. Duncan, excludes compensation received for serving as Chief Executive Officer on an interim basis, which is disclosed in the Summary Compensation Table on page 27. While Mr. Duncan was serving as Chief Executive Officer on an interim basis, he received no compensation for his service as a Director.

(2)	Includes 1,034 Shares granted to each Director, except Mr. Duncan and Mr. Youngblood, in 2007 in two installments of 199 Shares each and two installments of 318 Shares each. Mr. Youngblood elected to receive half of his annual fee in cash, and therefore, his amount only includes 516 Shares granted in 2007 in two installments of 99 Shares each and two installments of 159 Shares each. Mr. Duncan did not receive any director fees while he was serving as Chief Executive Officer on an interim basis, and therefore, his amount only includes 543 Shares granted in 2007 in one installment of 199 Shares, one installment of 26 Shares and one installment of 318 Shares plus restricted stock units granted for serving as Chairman of the Board. As of December 31, 2007, each Director has the following aggregate number of Shares (deferred or otherwise) outstanding: Mr. Aron, 11,431; Ambassador Barshefsky, 9,735; Mr. Chapus, 21,869; Mr. Duncan, 183,501; Ms. Galbreath, 2,675; Mr. Hippeau, 15,677; Mr. Quazzo, 24,876; Mr. Ryder, 10,631; Mr. Youngblood, 5,308.

(3)	Represents the expense recognized for financial statement reporting purposes with respect to 2007 for the fair value of restricted stock and restricted stock units granted in 2007, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 20 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Directors. The grant date fair value of each stock award is set forth below:

		Number of Shares of
Director	Grant Date	Stock/Units	Gant Date Fair Value

All Directors other than Messrs. Duncan and Youngblood	3/31/2007	199	$12,523
	6/30/2007	199	$12,523
	9/30/2007	318	$20,012
	12/31/2007	318	$20,012
Bruce W. Duncan	3/31/2007	199	$12,523
	3/31/2007	596	$37,506
	9/30/2007	26	$1,636
	9/30/2007	50	$3,147
	12/31/2007	318	$20,012
	12/31/2007	596	$37,506
Kneeland Youngblood	3/31/2007	99	$6,230
	6/30/2007	99	$6,230
	9/30/2007	159	$10,006
	12/31/2007	159	$10,006

(4)	Represents the expense recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options granted in 2007, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 20 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the Directors. As of December 31, 2007, each Director has the following aggregate number of stock options outstanding: Mr. Aron, 7,875; Ambassador Barshefsky, 31,995; Mr. Chapus, 31,995; Mr. Duncan, 48,492; Ms. Galbreath, 15,498; Mr. Hippeau, 49,651; Mr. Quazzo, 48,492; Mr. Ryder, 37,494; Mr. Youngblood, 37,494. All directors received a grant of 4,500 options on February 28, 2007 with a grant date fair value of $86,270.

(5)	We reimburse directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. In addition, in 2007 Directors received 750,000 SPG Points valued at $11,250 (the Company mistakenly credited Mr. Youngblood’s account with a lesser amount of SPG Points in 2007, which was corrected with an adjustment in 2008) and the cost of an administrative assistant for the Chairman of the Board. Directors also receive interest on deferred dividends. Pursuant to SEC rules, perquisites and personal benefits are not reported for any Director for whom such amounts were less than $10,000 in the aggregate for 2007 but must be identified by type for each Named Executive Officer for whom such amounts were equal to or greater than $10,000 in the aggregate. SEC rules do not require specification of the value of any type of perquisite or personal benefit provided to the Directors because no such value exceeded $25,000. Pursuant to SEC rules, the following table specifies the value for each other element of All Other Compensation that is valued in excess of $10,000 and not disclosed above.

	Deferred Dividends	Deferred Dividends
	on Restricted	on Restricted	Administrative
	Stock Units	Stock Units	Assistant
Name	($) 2007	($) 2006.	($) 2007

Duncan	12,398	13,420	53,552
Hippeau	14,109	10,860	—

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee, which is comprised entirely of “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including, but not limited to, (i) monitoring the quality and integrity of the Company’s financial statements, (ii) monitoring compliance with legal and regulatory requirements, (iii) assessing the qualifications and independence of the independent registered public accounting firm and (iv) establishing and monitoring the Company’s systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee operates under a written charter which meets the requirements of applicable federal securities laws and the NYSE requirements.

In the first quarter of 2008, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management, the Company’s internal auditors and the independent registered public accounting firm, Ernst & Young. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, “Independence Discussion with Audit Committees,” as amended, and discussed with the registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee of the Board of Directors

Thomas O. Ryder (chairman)
Kneeland C. Youngblood
Lizanne Galbreath

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2007 and 2006 to the Company’s principal accounting firm, Ernst & Young, are as follows (in millions):

	2007	2006

Audit Fees(1)	$5.0	$4.5
Audit-Related Fees(2)	$0.9	$1.8
Tax Fees(3)	$0.3	$0.2
All other fees	—	—
Total	$6.2	$6.5

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with regulatory and statutory filings, the audit of the Company’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting were maintained in all material respects and for the attestation of management’s report on the effectiveness of internal controls over financial reporting.

(2)	Audit-related fees include approximately $2.2 million associated with the sale of 33 hotels to Host Hotels & Resorts ($1.2 million of which was reimbursed to the Company) and fees for the audits of employee benefit plans and audits required by debt or other contractual agreements.

(3)	Tax fees include fees for the preparation and review of certain foreign tax returns.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The engagement letter must be formally accepted by the Audit Committee before any audit commences. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committee may delegate authority to one of its members to pre-approve all audit/non-audit services by the independent registered public accounting firm, as long as these approvals are presented to the full Audit Committee at its next regularly scheduled meeting.

Management submits to the Audit Committee all non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by the Company for those services.

All audit and permissible non-audit services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2007 and 2006 were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal year 2007 were independent directors, and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” below. During fiscal year 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies of the Board of Directors of the Company

The Governance and Nominating Committee (the “Committee”) is charged with establishing and reviewing (on a periodic basis) the Company’s Corporate Opportunity Policy pursuant to which each director, trustee and executive officer is required to submit to the Committee any opportunity that such person reasonably believes (1) is within the Company’s existing line of business or (2) is one in which the Company either has an existing interest or a reasonable expectancy of an interest, and (3) the Company is reasonably capable of pursuing. The Corporate Opportunity Policy is a written policy that provides that the Committee should consider all relevant facts and circumstances to determine whether it should (i) reject the proposed transaction on behalf of Company; (ii) conclude that the proposed transaction is appropriate and suggest that the Company pursue it on the terms presented or on different terms, and in the case of a Corporate Opportunity suggest that the Company pursue the Corporate Opportunity on its own, with the party who brought the proposed transaction to the Company’s attention or with another third party; or (iii) ask the full Board to consider the proposed transaction so the Board may then take either of the actions described in (i) or (ii) above, and, at the Committee’s option, in connection with (iii), make recommendations to the Board. Any person bringing a proposed transaction to the Committee is obligated to provide any and all information available to the Committee and to recuse himself from any vote or other deliberation.

Other

Brett Gellein is Director, Acquisitions and Pre-Development for Starwood Vacation Ownership and is the son of Raymond L. Gellein, Jr., who is the Chairman of the Board and Chief Executive Officer of Starwood Vacation Ownership and President of the Global Development Group. Mr. Gellein’s salary and bonus were $133,857 for 2007 and $106,287 for 2006. On February 28, 2008, Mr. Gellein received a restricted stock award of 1,029 Shares. On February 28, 2007, Mr. Gellein also received a restricted stock award of 691 Shares. On February 10, 2005, Mr. Gellein received an option to purchase 611 Shares with an exercise price of $48.39 (as adjusted for the transaction with Host Hotels & Resorts, Inc.).

OTHER MATTERS

The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of the Company at nominal cost. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares. The Company has engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $15,000 plus reasonable out-of-pocket expenses.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Starwood Hotels & Resorts Worldwide, Inc., White Plains, NY 10604 or by calling (914) 640-8100. You may also obtain a copy of the proxy statement and annual report from the investor relations page on the Company’s website (www.starwoodhotels.com/corporate/investor relations.html). Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting and have it included in the Company’s proxy materials, the Company must receive your proposal by November 19, 2008, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in the Company’s proxy materials, you must comply with the current advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive your proposal on or after January 9, 2009 and on or prior to February 13, 2009, with certain exceptions if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2008 Annual Meeting.

If the Company does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2009 Annual Meeting.

The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

You should address your proposals or nominations to the Corporate Secretary, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604.

By Order of the Board of Directors
STARWOOD HOTELS & RESORTS
WORLDWIDE, INC.

Kenneth S. Siegel
Corporate Secretary

March 19, 2008

General Directions To
The Westin Boston Waterfront Hotel

From East
Follow signs out of Boston Logan International Airport to Interstate 90 West/Massachusetts Turnpike West by way of the Ted Williams Tunnel. Take Exit 25 to South Boston. Keep right at the fork and exit onto Congress Street. Turn right on D Street. Turn right on Summer Street and the hotel is on the left.

From North
Take Interstate Interstate 93 South to Exit 20A towards South Station. Turn left at the light onto Summer Street. The hotel is approximately 0.7 miles ahead on the right just past the convention center.

From West
Take Interstate 90 East to Exit 24A (South Station). Go straight onto Atlantic Avenue. Turn right onto Summer Street. The hotel is approximately 0.7 miles ahead on the right, just past the convention center.

From South
Take Interstate 93 North to Exit 20 (South Station). Turn right at the end of the ramp on Kneeland Street and then turn at the 2nd left onto Atlantic Avenue. Turn right on Summer Street and the hotel is ahead approximately 0.7 miles ahead on the right.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the STARWOOD HOTELS & RESORTS cut-off date or meeting date. Have your proxy card in hand when you WORLDWIDE, INC. access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 1111 WESTCHESTER AVENUE WHITE PLAINS, NY 10604 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Starwood Hotels & Resorts Worldwide, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Starwood Hotels & Resorts Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: STRHT1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. STARWOOD HOTELS & RESORTS WORLDWIDE, INC. Vote On Directors (The Board of Directors recommends a vote FOR each of the following nominees): For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 1. Election of Directors number(s) of the nominee(s) on the line below. Nominees: 01) Adam Aron 06) Stephen Quazzo 02) Charlene Barshefsky 07) Thomas Ryder 0 0 0 03) Bruce Duncan 08) Frits van Paasschen 04) Lizanne Galbreath 09) Kneeland Youngblood 05) Eric Hippeau Vote On Proposal For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 0 0 0 fiscal year ending December 31, 2008. The Board recommends a vote FOR this proposal. 3. To vote on such other business as may properly come before the meeting or any postponement or adjournment thereof in the discretion of the proxy holder. Yes No Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

General Directions To The Westin Boston Waterfront Hotel From East Follow signs out of Boston Logan International Airport to Interstate 90 West/Massachusetts Turnpike West by way of the Ted Williams Tunnel. Take Exit 25 to South Boston. Keep right at the fork and exit onto Congress Street. Turn right on D Street. Turn right on Summer Street and the hotel is on the left. From North Take Interstate 93 South to Exit 20A towards South Station. Turn left at the light onto Summer Street. The hotel is approximately 0.7 miles ahead on the right just past the convention center. From West Take Interstate 90 East to Exit 24A (South Station). Go straight onto Atlantic Avenue. Turn right onto Summer Street. The hotel is approximately 0.7 miles ahead on the right, just past the convention center. From South Take Interstate 93 North to Exit 20 (South Station). Turn right at the end of the ramp on Kneeland Street and then turn at the 2nd left onto Atlantic Avenue. Turn right on Summer Street and the hotel is ahead approximately 0.7 miles ahead on the right. Important Notice Regarding Internet Availability of Proxy Materials for the 2008 Annual Meeting of Stockholders: The Annual Report / Proxy Statement is available at www.proxyvote.com. Starwood Hotels & Resorts Worldwide, Inc. I appoint Frits van Paasschen, Bruce Duncan and Kenneth S. Siegel and each of them, proxies and attorney’s-in-fact, with full power of substitution, to represent me at Starwood’s Annual Meeting of Stockholders, to be held on April 30, 2008, at 10:00 a.m. local time, and at any postponed and re-convened meetings, and to vote all my shares of Starwood stock as I direct on the reverse side of this card. I revoke any proxy previously given by me with respect to such meeting. If no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1 and 2 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.